UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
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JOHNSON CONTROLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Johnson Controls, Inc.

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Notice of 2014

Annual Meeting

and Proxy Statement

Date of Notice: December 9, 2013

NOTICE OF THE 2014

ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF JOHNSON CONTROLS, INC.:

What:	2014 Annual Meeting of the Shareholders

When:	1:00 P.M. Eastern Time on Wednesday, January 29, 2014

Where:	The Ritz-Carlton, Buckhead 3434 Peachtree Road, Northeast Atlanta, Georgia 30326

Items of Business:

1.  To elect four directors, with the following as the Board of Directors’ nominees:

  Natalie A. Black

  Raymond L. Conner

  William H. Lacy

  Alex A. Molinaroli

2.   To ratify the appointment of PricewaterhouseCoopers LLP as Johnson Controls, Inc.’s   independent registered public accounting firm for fiscal year 2014;

3.  Toapprove on an advisory basis Johnson Controls, Inc.’s named executive officer   compensation; and

4.  Totransact such other business as may properly come before the Annual Meeting or any   adjournment thereof.

Who Can Vote:	Shareholders of record at the close of business on November 21, 2013

Voting:	YOUR VOTE IS VERY IMPORTANT. Whether or not you attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

Annual Meeting Questions:

If you have any questions about the Annual Meeting, please contact:

Johnson Controls, Inc.

Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

(414) 524-2363

(800) 524-6220

By Order of the Board of Directors,

Jerome D. Okarma

Vice President, Secretary and General Counsel

December 9, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 29, 2014:

Our Proxy Statement and our 2013 Annual Report on Form 10-K  for the fiscal year ended September 30, 2013 are available at www.johnsoncontrols.com/proxy.

Johnson Controls, Inc. 5757 North Green Bay Avenue Milwaukee, Wisconsin 53209-4408

December 9, 2013

Dear Shareholder:

The Johnson Controls, Inc. 2014 Annual Meeting of Shareholders will convene on Wednesday, January 29, 2014, at 1:00 P.M. ET at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, Northeast, Atlanta, Georgia 30326. We are mailing to shareholders on or about December 9, 2013 our proxy statement, which details the business we will conduct at the Annual Meeting of Shareholders, and Johnson Controls’ Annual Report on Form 10-K for fiscal year 2013. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, as proxy solicitation materials. If you have elected not to receive printed proxy materials, you may access them electronically at www.johnsoncontrols.com/proxy.

We are pleased to once again offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of this proxy statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Johnson Controls and the compensation of its executive officers, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Johnson Controls.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

Stephen A. Roell Chairman	Alex A. Molinaroli President and Chief Executive Officer

* Agenda items for the Annual Meeting

PROXY STATEMENT

The Board of Directors (the “Board”) of Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls” or the “Company”), is soliciting proxies for our 2014 Annual Meeting of Shareholders (“Annual Meeting”). You are receiving a proxy statement because you own shares of our common stock that entitle you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

QUESTIONS AND ANSWERS

ANNUAL MEETING PURPOSE

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of the 2014 Annual Meeting of Shareholders. These include the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as Johnson Controls’ independent registered public accounting firm for fiscal year 2014, and the approval on an advisory basis of named executive officer compensation.

VOTING

Q:	Who can vote?

A:	If you hold shares of our common stock, CUSIP No. 478366107, as of the close of business on November 21, 2013, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Q:	What are the voting recommendations of the Board and what are the voting standards?

A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of Directors	“FOR” each nominee	Majority Voting Standard: Because this is an uncontested election, the number of votes cast favoring each nominee’s election must exceed the number of votes cast opposing that nominee’s election	Not counted as votes cast and therefore have no effect
2. Ratification of Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory Approval of Named Executive Officer Compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect

* Because this shareholder vote is advisory, it will not be binding on the Board or Johnson Controls. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at www.proxypush.com/jci. We encourage you to vote this way as it is the most cost-effective method;

•	by toll-free telephone at 1-866-883-3382;

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting.

Q:	Why is it important for me to vote?

A:	If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval. Further, as discussed below, if you own shares in “street name” and do not vote, your broker may not be able to vote your shares in its discretion if you do not provide voting instructions to your broker.

Q:	What is the quorum requirement of the Annual Meeting?

A:	A majority of the shares outstanding on the record date of November 21, 2013 constitutes a quorum for voting at the Annual Meeting. On the record date, 677,155,619 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. If you vote (or if a plan trustee votes your shares for you), your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum.

Q:	What is a broker non-vote?

A:	A “broker non-vote” occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	When are brokers permitted to vote your shares?

A:	Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, your broker is only permitted to vote on your behalf on “routine” matters, such as Proposal Two, the ratification of the independent registered public accounting firm. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote on executive compensation) and corporate governance proposals.

Q:	What is an “abstention” and how would it affect the vote?

A:	An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. An abstention with respect to Proposal One is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Similarly, abstentions with respect to Proposals Two and Three will have no effect on the outcome of the vote.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:
•	Own shares in “street name” through a broker and you do not vote: For all proposals that shareholders will consider at the Annual Meeting other than Proposal Two, if you own shares in “street name” and do not direct your broker how to vote your shares on the proposals, the result is a “broker non-vote.” We believe that Proposal Two — ratification of our independent registered public accounting firm — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. “Broker non-votes” will not impact Proposals One or Three.
•	Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.
•	Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in the same manner if the trustee does not receive your vote by January 23, 2014.

•	Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal One; “for” Proposals Two and Three; and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual Meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	giving written notice of revocation to our Secretary at Johnson Controls, Inc., 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408; or
•	completing a written ballot at the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes. Only the inspectors of the election and certain individuals, independent of Johnson Controls, who assist with the processing and counting of the vote, have access to your vote. Our directors and employees may see your vote only if we need to defend ourselves against a claim or in the event of a proxy solicitation by someone other than us.

Q:	Who will count the vote?

A:	Wells Fargo Bank, N.A. will count the vote. Its representatives will serve as the inspectors of the election.

Q:	What shares are covered by my proxy card?

A:	The shares covered by your proxy card represent the shares of our common stock that you own that are registered with us and our transfer agent, Wells Fargo Bank, N.A., including those shares you own through our dividend reinvestment plan and employee stock purchase plan. Additionally, shares that our employees and retirees own that are credited to our employee retirement and savings and investment plans (401(k) plans) are also covered by your proxy card. The trustee of these plans will vote these shares as directed.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards using one of the four ways to vote. To provide better shareholder services, we encourage you to have all of your non-broker account shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397.

Q:	If more than one shareholder lives in my household, how can I obtain an extra copy of this proxy statement?

A:	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to shareholders who hold their shares through a broker or other nominee may deliver to multiple shareholders sharing the same address a single copy of our proxy statement unless we have received prior instructions to the contrary. Upon written or oral request, we will mail a separate copy of the proxy statement and annual report to any shareholder at a shared address to which a single copy of each document was delivered. Conversely, upon written or oral request, we will cease delivering separate copies of the proxy statement and annual report to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access the proxy statement and annual report online at www.johnsoncontrols.com/proxy.

ANNUAL MEETING ATTENDANCE

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 21, 2013 can attend the Annual Meeting. Seating at the Annual Meeting, however, is limited and the ability to attend will be on a first-arrival basis.

Q:	What do I need to do to attend the Annual Meeting?

A:	To attend the Annual Meeting, please follow these instructions:
•	if shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring your proof of ownership of our common stock and a form of identification;
•	if a broker or other nominee holds your shares, bring proof of your ownership of our common stock through such broker or nominee and a form of identification; or
•	bring the attendance card you received with the attached proxy materials and a form of identification.

Q:	Can I bring a guest?

A:	While bringing a guest is not prohibited, please be aware that seating is limited at the Annual Meeting. A shareholder must accompany his or her guest in order for a guest to gain admission to the Annual Meeting.

PROXY SOLICITATION COST

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to us of $12,750 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

2015 SHAREHOLDER PROPOSALS

Q:	How do I recommend or nominate someone to be considered as a director for the 2015 Annual Meeting of Shareholders?

A:	You may recommend any person as a candidate for director by writing to our Secretary at Johnson Controls, Inc., 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance – Director Nominee Selection and Evaluation” section of this proxy statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the annual meeting of shareholders or recommend the candidate to the Board for appointment to fill a vacancy on the Board.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely, the notice must be received between October 1, 2014 and October 31, 2014 (between 90 and 120 days prior to the first anniversary of the 2014 Annual Meeting of Shareholders). The notice must include all of the information required by our By-Laws including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a director nominee and to serve as a director.

Q:	How can I submit a Rule 14a-8 shareholder proposal to be included in the company’s proxy materials for the 2015 Annual Meeting of Shareholders?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”), we must receive shareholder proposals that are intended to be included in our proxy materials for the 2015 Annual Meeting of Shareholders by August 11, 2014 to consider them for inclusion in our proxy materials for the annual meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Johnson Controls, Inc., Attn: Office of the Secretary, 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.

Q:	What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2015 Annual Meeting of Shareholders?

A:	A shareholder who intends to propose business at the 2015 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our By-Laws. Johnson Controls’ Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2015 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8) no sooner than October 1, 2014 and no later than October 31, 2014.

If we receive the notice after October 31, 2014, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2015 Annual Meeting of Shareholders. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2015 Annual Meeting of Shareholders, then the persons named in the proxies that the Board requests for the 2015 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS

Q:	Where can I find Corporate Governance materials for Johnson Controls?

A:	We have provided the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Finance Committee Charter, Lead Director Charter, Corporate Governance Guidelines, Ethics Policy, Insider Trading Policy, Disclosure Committee Charter and Disclosure Policy on our website at www.johnsoncontrols.com/governance. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.johnsoncontrols.com/content/us/en/investors/sec_filings.

The Ethics Policy is applicable to the members of the Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves will be disclosed on our website. However, we are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:
•	contacting Shareholder Services at 1-800-524-6220; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	What is the process for reporting possible violations of Johnson Controls’ policies?

A:	Possible violations of our policies may be anonymously reported by calling 1-866-444-1313 in the U.S. and Canada. Toll-free telephone numbers and instructions in most local languages can be found at jci.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Brian W. Beeghly, our Vice President of Compliance, at Brian.W.Beeghly@jci.com or to the attention of Mr. Beeghly at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chair of the Corporate Governance Committee. Natalie A. Black currently serves as the Chair of the Corporate Governance Committee. Reports of such possible violations may be sent to her at Natalie.A.Black@jci.com or by letter to her attention at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of financial or accounting policies may be made to the Chair of the Audit Committee. Richard Goodman currently serves as the Chair of the Audit Committee. Reports of such possible violations may be sent to him at Richard.Goodman-EXT@jci.com or by letter to his attention at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408.

Q:	How do I obtain more information about Johnson Controls?

A:	To obtain additional information about Johnson Controls, you may contact Shareholder Services by:
•	calling 1-800-524-6220;
•	emailing shareholder.services@jci.com;
•	visiting the website at www.johnsoncontrols.com; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	Is the proxy statement available online?

A:	Yes, we have provided the proxy statement on our website at www.johnsoncontrols.com/proxy.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the

Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our By-Laws state the Board may be comprised of not less than 9 nor more than 13 members with the exact number determined by resolution of the Board. On July 24, 2013, the Board increased its size from 10 to 11 members effective October 1, 2013 and the Board elected Alex A. Molinaroli as director effective October 1, 2013 to fill the vacancy created by the increase in the number of directors. Further, on November 20, 2013, the Board increased its size from 11 to 12 members and the Board elected Raymond L. Conner as director to fill the vacancy created by the increase in the number of directors. Due to the impending retirement from the Board of Stephen A. Roell effective December 31, 2013, the Board also acted to reduce its size from 12 to 11 members effective January 1, 2014.

In the past, the Board has been divided into three classes. Under the classified Board, at each annual meeting of shareholders, the term of one class expires. Directors in each class serve three-year terms, or until the director’s earlier retirement pursuant to our Corporate Governance Guidelines or until his or her successor is duly-elected and qualified.

At our 2013 annual meeting, the shareholders approved the restatement of our Restated Articles of Incorporation that will result in our Board’s classified nature being phased-out over the next three years. Beginning with this Annual Meeting, directors will be elected and will hold office for terms as follows: (i) at this Annual Meeting, directors for whom such annual meeting is the annual meeting held in the third year following the year of their election (or such directors’ successors) will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified, and the remaining directors will hold office for the term for which they were elected and until their successors have been elected and qualified, (ii) at the 2015 Annual Meeting of Shareholders, directors for whom such annual meeting is the annual meeting held in the third year following the year of their election and directors elected at the 2014 Annual Meeting of Shareholders (or such directors’ successors) will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified, and the remaining directors will hold office for the term for which they were elected and until their successors have been elected and qualified, and (iii) at the 2016 Annual Meeting of Shareholders and each annual meeting thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified.

For further information regarding the Board, please see the “Corporate Governance” section of this proxy statement. The following biographies summarize the experiences, qualifications, attributes, and skills that qualify our director nominees and continuing directors to serve as directors of Johnson Controls. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

DIRECTOR NOMINEES

There are four nominees for election to the Board at the Annual Meeting. Each of the four nominees, if elected, will serve until the 2015 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election: Natalie A. Black, Raymond L. Conner, William H. Lacy and Alex A. Molinaroli, all of whom are current directors of Johnson Controls. Shareholders last reelected Ms. Black and Mr. Lacy at the 2011 Annual Meeting of Shareholders. Mr. Molinaroli became President and Chief Executive Officer of Johnson Controls effective October 1, 2013 and was appointed to the Board effective that date. Raymond L. Conner was appointed to the Board in November 2013 to fill a vacancy, and his initial term as a director expires at the Annual Meeting. A third-party search firm assisted the Corporate Governance Committee in identifying and recommending Raymond L. Conner to the Corporate Governance Committee as a director candidate.

Natalie A. Black	Director since 1998 Age 63

Senior Vice President and Chief Legal Officer, Kohler Co., Kohler, Wisconsin (manufacturer and marketer of plumbing products, power systems and furniture and operator of hospitality facilities). Ms. Black has served as Chief Legal Officer since 2012 and as Senior Vice President since 2000. Ms. Black served as General Counsel from 1983 to 2012 and as Secretary from 2000 to 2012. Ms. Black also served as a Group President for Kohler Co. from 1998 to 2000 and as Group Vice President — Interiors from 1991 to 1998. Ms. Black holds a bachelor’s degree in economics and mathematics from Stanford University and a law degree from Marquette University Law School, and completed the program for management development at Harvard Business School.

Ms. Black brings to the Board, among other skills and qualifications, expertise in brand management, distribution, sales, and marketing from her executive management experience at Kohler Co. Her current role as Chief Legal Officer and former role as General Counsel of a large Wisconsin-based multinational company provides the Board with meaningful insight into federal and state regulatory matters.

Ms. Black is chair of the Corporate Governance Committee and a member of the Executive and Finance Committees.

Raymond L. Conner	Director since 2013 Age 58

Executive Vice President of The Boeing Company, Chicago, Illinois (an aerospace, commercial jetliners, and military defense systems company) and president and chief executive officer of Boeing Commercial Airplanes, positions he has held since June 2012. From August 2011 to June 2012, Mr. Conner led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes. From December 2008 to August 2011, Mr. Conner was vice president and general manager of Supply Chain Management and Operations for Boeing Commercial Airplanes. Mr. Conner served as vice president of Sales for Commercial Airplanes for Boeing Commercial Airplanes from December 2007 to December 2008 and as vice president of Sales for the Americas for Boeing from February 2003 and December 2007. Mr. Conner has held positions of increasing importance since joining The Boeing Company in 1977.

Mr. Conner brings to the Board, among other skills and qualifications, manufacturing and technical expertise, global leadership experience, and insight into government affairs from his roles in the management of a number of different departments at The Boeing Company.

Mr. Conner is a member of the Compensation and Finance Committees.

William H. Lacy	Director since 1997 Age 68

Retired Chairman and Chief Executive Officer, MGIC Investment Corporation, Milwaukee, Wisconsin (holding company for private mortgage insurers). Mr. Lacy retired in 1999 after a 28-year career at MGIC Investment Corporation and its principal subsidiary, Mortgage Guaranty Insurance Corp. (MGIC), the nation’s leading private mortgage insurer. Mr. Lacy is a Director of Ocwen Financial Corporation, where he is the Chairman of the Compensation Committee and serves on the Nomination/Governance Committee. Within the past five years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc.

Mr. Lacy brings to the Board, among other skills and qualifications, financial expertise and significant experience as a senior executive of a large public company. He has management experience and an in-depth knowledge of finance, insurance and banking from his long-time employment at MGIC. Mr. Lacy also brings the experience of serving as a director of other public companies.

Mr. Lacy is the Board’s Lead Director, chair of the Finance Committee and a member of the Compensation and Executive Committees. Effective December 31, 2013, Mr. Lacy will step down as chair of the Finance Committee, but will continue to serve on the Finance Committee.

Alex A. Molinaroli	Director since 2013 Age 54

President and Chief Executive Officer, Johnson Controls, Inc. Mr. Molinaroli was elected President and Chief Executive Officer effective October 2013. He served as Vice Chairman from January 2013 to October 2013. He also served as a Corporate Vice President from May 2004 to January 2013 and served as President of Johnson Controls’ Power Solutions business from January 2007 to January 2013. Previously, Mr. Molinaroli served as Vice President and General Manager for North America Systems & the Middle East for Johnson Controls’ Building Efficiency business and has held increasing levels of responsibility for controls systems and services sales and operations. Mr. Molinaroli joined Johnson Controls in 1983.

The Board believes that Mr. Molinaroli’s extensive experience and knowledge of Johnson Controls, and its products and services, gained from over 30 years of service in a wide range of Johnson Controls’ leadership positions enables him to provide meaningful input and guidance to the Board and Johnson Controls. Mr. Molinaroli brings to the Board a broad strategic vision for Johnson Controls, which is valuable to developing and implementing Johnson Controls’ strategic growth initiatives.

Mr. Molinaroli is not currently a member of any Board committees; however, effective January 1, 2014, Mr. Molinaroli is to become Chairman of the Board and chair of the Executive Committee.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” EACH OF ITS DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Terms Expiring at the 2015 Annual Meeting:

Dennis W. Archer	Director since 2002 Age 71

Chairman and CEO, Dennis W. Archer PLLC, Detroit, Michigan (law firm); gender and diversity consultant. Mr. Archer served as Chairman of Dickinson Wright PLLC, Detroit, Michigan (law firm) from 2002 to 2009. Mr. Archer also served as Chairman of the Board of Directors of the Detroit Regional Chamber from 2006 to 2007 and as President of the American Bar Association from 2003 to 2004. Mr. Archer served as Mayor of Detroit from 1994 to 2001 and as Associate Justice of the Michigan Supreme Court from 1986 to 1990. Mr. Archer is a director of Compuware Corp. and Masco Corp., serving on the Compensation Committee of Compuware Corp. and the Audit and Corporate Governance & Nominating Committees of Masco Corp.

Mr. Archer’s long career as an attorney, judge, and public servant provides the Board with significant experience in addressing issues and challenges facing Johnson Controls. His position as mayor of Detroit gives him management and government relations experience. Mr. Archer’s experiences and qualifications also include his active involvement in other public company boards and charitable organizations.

Mr. Archer is a member of the Compensation and Corporate Governance Committees.

Richard Goodman	Director since 2008 Age 65

Retired senior executive of PepsiCo, Inc., Purchase, New York (food and beverage manufacturer). Mr. Goodman served as Executive Vice President of Global Operations, PepsiCo, Inc. from 2010 to December 31, 2011. From 2006 to 2010, Mr. Goodman served as Chief Financial Officer of PepsiCo. Prior to 2006, he served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor.

Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman also serves on the boards of The Western Union Company and Toys “R” Us, Inc., serving as chair of the Audit Committee and a member of the Compensation Committee of The Western Union Company and as chair of Audit Committee of Toys “R” Us, Inc.

Mr. Goodman brings to the Board, among other skills and qualifications, years of financial management, risk management, and auditing expertise from his various positions at PepsiCo and W.R. Grace. He possesses valuable experience in mergers and acquisitions, investment, and corporate finance from his many years of service at global corporations.

Mr. Goodman is chair of the Audit Committee and a member of the Executive and Finance Committees.

Mark P. Vergnano	Director since 2011 Age 55

Executive Vice President, E. I. du Pont de Nemours and Company, Wilmington, Delaware (agriculture, nutrition, industrial biotechnology, and advanced materials), since 2009. Mr. Vergnano is responsible for the Electronics & Communications, Chemicals & Fluoroproducts, and Titanium Technologies businesses. He also leads the company’s safety, health and environment, sales, marketing, sustainability and communication functions. He joined DuPont in 1980 as a process engineer. Since joining DuPont, Mr. Vergnano has held a variety of manufacturing, technical and management assignments in DuPont’s global organization. He was named vice president and general manager — Nonwovens in February 2003 and vice president and general manager — Surfaces and Building Innovations in October 2005. In June 2006 he was named group vice president of DuPont Safety & Protection. Mr. Vergnano serves as vice chairman of the National Safety Council board of directors.

Mr. Vergnano brings to the Board, among other skills and qualifications, manufacturing and technical expertise, global sales and marketing experience, leadership in safety and sustainability initiatives and many years of senior leadership experience managing a variety of DuPont’s diverse business units.

Mr. Vergnano is chair of the Compensation Committee and a member of the Audit and Executive Committees.

Terms Expiring at the 2016 Annual Meeting:

David P. Abney	Director since 2009 Age 58

Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., Atlanta, Georgia (package delivery, supply chain and freight services provider) since 2007. Mr. Abney served as President of UPS Airlines from 2007 to 2008, and he served as Senior Vice President and President of UPS International from 2003 to 2007. Within the past five years, Mr. Abney also served as a director of Allied Waste Industries Inc.

Mr. Abney brings to the Board, among other skills and qualifications, management experience and international business expertise from his roles in the senior management of United Parcel Service, Inc. As COO of UPS, Mr. Abney has advanced knowledge of global logistics and international human resources. His experience also includes service on the boards of a number of non-profits and industry groups.

Mr. Abney is a member of the Audit and Corporate Governance Committees.

Julie L. Bushman	Director since 2012 Age 52

Senior Vice President, Business Transformation and Information Technology of 3M Company, St. Paul, Minnesota (diversified technology company), since November 2013. Ms. Bushman served as Executive Vice President Safety & Graphics Business of 3M Company, from October 2012 to November 2013, Executive Vice President Safety, Security and Protection Services Business of 3M Company, from 2011 to October 2012, as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M Company from 2007 to 2011, and as Division Vice President, Occupational Health and Environmental Safety Division from 2006 to 2007.

Ms. Bushman brings to the Board, among other skills and qualifications, manufacturing and technical expertise, management and information technology experience, and leadership in product safety initiatives from her roles in the management of a number of different 3M Company departments and divisions.

Ms. Bushman is a member of the Audit and Corporate Governance Committees.

Eugenio Clariond Reyes-Retana	Director since 2005 Age 70

Non Executive Chairman of Grupo Cuprum, S.A. de C.V. (manufacturer of aluminum products), since 2010. Mr. Clariond served as Chief Executive Officer of Grupo IMSA, S.A., Nuevo Leon, Mexico (industrial conglomerate specializing in steel, aluminum and plastic products) from 1985 through 2006 and as Chairman from 2003 through 2006. Mr. Clariond serves as independent director of Texas Industries, Inc. (cement and concrete production) and Mexichem, S.A. (chemicals and petrochemicals). Mr. Clariond is a member of the Compensation Committee of Texas Industries, Inc., and serves on the Audit, Compensation and Executive Committees of Mexichem, S.A. Within the past five years, Mr. Clariond also served on the boards of The Mexico Fund, Inc., Grupo Industrial Saltillo, Grupo Financiero Banorte, S.A. and Navistar International Corp.

Mr. Clariond brings to the Board, among other skills and qualifications, management and functional experience in the automotive industry from his career at Grupo IMSA, S.A. He has served on boards of multi-national publicly-traded companies operating in the United States, Mexico, and other Latin American countries, giving him valued international expertise. Mr. Clariond’s service with Texas Industries, Inc. and Grupo IMSA, S.A., gives him unique insight into the construction industry. He provides significant insights into international finance and investment based on his directorships with The Mexico Fund, Inc. and Grupo Financiero Banorte S.A.

Mr. Clariond is a member of the Compensation and Finance Committees.

Jeffrey A. Joerres	Director since 2001 Age 54

Chairman and Chief Executive Officer of ManpowerGroup Inc., Milwaukee, Wisconsin (provider of employment services). Mr. Joerres was elected Chairman in 2001 and has served as Chief Executive Officer and President since 1999. Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999 and as Senior Vice President of Major Account Development from 1995 to 1998. Prior to joining ManpowerGroup, Mr. Joerres held the position of Vice President of Sales and Marketing for ARI Network Services, a publicly held, high-tech electronic data interchange company. Mr. Joerres is currently Chairman of the Federal Reserve Bank of Chicago. Mr. Joerres also serves on the board of Artisan Partners Asset Management Inc. and serves as Chair of the Compensation Committee and as a member of the Audit Committee. From 2001 to 2011, Mr. Joerres also served as a board member of Artisan Funds, Inc.

Mr. Joerres brings to the Board, among other skills and qualifications, experience in management, labor and employment through his various senior management positions at ManpowerGroup. His position as a current CEO of this large global company provides the Board with beneficial insights into corporate best practices in the service industry as well as with mergers and acquisitions.

Mr. Joerres is a member of the Finance Committee. Effective January 1, 2014, Mr. Joerres will become chair of the Finance Committee and a member of the Executive Committee.

RETIRING DIRECTOR

Stephen A. Roell will retire from the Board effective December 31, 2013. Mr. Roell has served as a director since 2004 and Chairman since 2008 and has been a member of the class of directors whose terms expire at this Annual Meeting. Mr. Roell also previously served as President and Chief Executive Officer of Johnson Controls.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our vision is a more comfortable, safe, and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls. These guidelines address matters such as the Board’s duties, director independence, director responsibilities, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and development, Board orientation and training, Lead Director responsibilities and our Ethics Policy. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Board Leadership Structure

The Board’s leadership structure generally includes a combined Chairman and Chief Executive Officer (“CEO”) role with a strong, independent nonexecutive lead director; however, for the fourth calendar year quarter of 2013, the Board temporarily separated the roles of Chairman and CEO in connection with the recent transition to a new CEO, which became effective on October 1 when Mr. Molinaroli began serving as our CEO. Mr. Roell will retire as Chairman on December 31, 2013, and Mr. Molinaroli has been elected Chairman effective January 1, 2014. The Board believed that the temporary separation of roles was necessary to allow for a gradual and efficient transition of duties, knowledge and responsibilities from Mr. Roell to Mr. Molinaroli.

The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning.

In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Because our CEO has an in-depth knowledge of the complexity of a large and diversified international company, our businesses and their management structures, and our overall company strategy — all of which are of critical importance to the our performance — the Board believes that our CEO generally is best suited to serve as Chairman and help ensure that the independent directors’ attention is devoted to the issues of greatest importance to Johnson Controls and our shareholders.

Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Lead Independent Director

Our Corporate Governance Guidelines provide for an independent nonexecutive director to act as Lead Director. The Lead Director is elected by the independent, non-management members of the Board, upon the recommendation of the Corporate Governance Committee. William H. Lacy, a nonexecutive, independent director, was appointed as Lead Director effective January 1, 2013 pursuant to an affirmative vote of the majority of the Board’s independent directors. Mr. Lacy succeeded Robert A. Cornog who had served as Lead Director since 2010 and retired from the Board effective December 31, 2012. The Board believes the Lead Director position provides guidance to the non-management (independent) directors in their active oversight of management, including the Chairman and CEO, which is a crucial feature of sound corporate governance.

In addition, in July 2012, the Board adopted a Lead Director Charter, which was amended in November 2012 to further outline and enhance the Lead Director’s responsibilities and authority. The Lead Director Charter is published at www.johnsoncontrols.com/governance. The Lead Director’s responsibilities include, among other things:

•	Approving the Board meeting schedules to assure there is sufficient time for discussion of all Board agenda items;
•	Approving the Board meeting agendas to ensure that topics deemed important by our independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed;
•	Calling meetings of the Board’s independent directors;
•	Developing the agenda for and serving as chairman of the Board’s executive sessions;
•	Serving as principal liaison between the Board’s independent directors and the Board Chairman and CEO;
•	Serving as chair of Board meetings when the Board Chairman is not present;
•	Approving information sent to the Board; and
•	If requested by our major shareholders, ensuring that he is available for consultation and direct communication.

Further, the Lead Director performs other duties as the Board may determine. The Lead Director also provides feedback after each Board meeting to the Chairman on the substance of the items presented and may make suggestions for enhancing management’s and the Board’s effectiveness.

The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the Lead Director has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda.

Board Oversight of Risk

We have a comprehensive risk management program. Directors are involved in the program in the following ways:

•	The Board has primary responsibility for overall risk oversight, including our risk profile and management controls. The Board oversees the implementation of our strategic plan and the risks inherent in the operation of its businesses. In 2008, we implemented an Enterprise Risk Management (“ERM”) process to identify, assess, prioritize and manage a broad set of risks across the corporation. These risks fell into six categories: external risk, strategic risk, operational risk, people risk, financial risk, and legal and compliance risk. The assessment process was administered by the corporate strategic planning department and the Board received an annual overview of top risks along with plans for managing and, where appropriate, mitigating them. These activities supplemented a rigorous internal audit function that reported regularly to the Audit Committee.

•

In 2010, the Board endorsed an expansion of our ERM program. Our management created a Senior Executive Risk Committee (“Risk Committee”) to provide increased leadership focus and more frequent risk related communication with the Board. The Risk Committee is comprised of the following senior leaders: Chief Executive Officer, Chief Financial Officer, Executive Vice President – Human Resources, General Counsel, Vice President – Corporate Strategic Planning, Vice President – Compliance, and a senior business leader from each of our business units. The

Risk Committee meets regularly to actively manage the ERM program and has increased our overall awareness of enterprise risk. The Risk Committee reviews areas of risk within the operations and regularly identifies potential emerging risks. They report their findings, discussion and recommendations to the Board in detailed minutes and at regularly scheduled reviews. These reviews occur at an annual dedicated risk management session in January, in an extensive risk narrative report in July, and as part of regularly-scheduled Board meetings to the extent relevant risk topics need to be reviewed.

•	The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board as a group also reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning
Audit Committee	Risks and exposures associated with financial reporting and disclosure, tax, accounting, internal controls, legal & compliance, information technology and financial policies
Corporate Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; director independence; conflicts of interest; ethics; and director candidate and succession planning
Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, recruiting and retention and executive compensation programs and arrangements, including incentive plans
Finance Committee	Risks and exposures associated with capital structure, credit and liquidity, financing, employee pension and savings plans (including their relative investment performance, asset allocation strategies and funded status), and significant capital investments and acquisitions

Accordingly, while each of the above four committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of our overall ERM program.

Board Independence

Our Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. In addition, the Board has established categorical standards of independence to assist it in making determinations of director independence, which are set forth in our Corporate Governance Guidelines and posted on our website at www.johnsoncontrols.com/governance.

As a result of this evaluation, the Board has affirmatively determined by resolution that the following directors are independent: David P. Abney, Dennis W. Archer, Natalie A. Black, Julie L. Bushman, Raymond L. Conner, Eugenio Clariond, Richard Goodman, Jeffrey A. Joerres, William H. Lacy, and Mark P. Vergnano. Alex A. Molinaroli and Stephen A. Roell are not independent based on their employment by Johnson Controls. Robert L. Barnett and Robert A. Cornog each retired as a director effective December 31, 2012. Our Board had previously affirmatively determined by resolution that each of those former directors was independent.

When making the Board’s director independence determinations, the Board was aware of, and considered, the relationships listed below. All the business relationships noted below were entered into on standard pricing and terms as arose in the ordinary course of our business. The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues. As a result, each qualified under a categorical standard of independence that the Board previously approved, and therefore, none of the relationships were deemed to be a material relationship that impaired the director’s independence.

Director	Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement	Amount exceeds greater of $1 million or 2% of either company’s gross revenues?
David P. Abney	United Parcel Service, Inc. and its subsidiaries and affiliates	Executive Officer (Senior Vice President and the Chief Operating Officer)	Business Relationship – Routine sales to, and purchases from, UPS	No
Natalie A. Black	Kohler Co. and its subsidiaries and affiliates, including The American Club, a Kohler Co. affiliate	Executive Officer (Senior Vice President and the Chief Legal Officer)	Business Relationship – Routine sales to, and purchases from, Kohler	No
Julie L. Bushman	3M Company and its subsidiaries and affiliates	Executive Officer (Executive Vice President)	Business Relationship – Routine sales to, and purchases from, 3M	No
Raymond L. Conner	The Boeing Company and its subsidiaries and affiliates	Executive Officer (Executive Vice President)	Business Relationship – Routine sales to, and purchases from, Boeing	No
Richard Goodman	Pepsi Co. and its subsidiaries and affiliates	Former Executive Officer	Business Relationship – Routine sales to, and purchases from, Pepsi	No
Jeffrey A. Joerres	ManpowerGroup Inc. and its subsidiaries and affiliates	Executive Officer (Chairman and Chief Executive Officer)	Business Relationship – Routine sales to, and purchases from, ManpowerGroup	No
Mark P. Vergnano	E. I. du Pont de Nemours and Company and its subsidiaries and affiliates	Executive Officer (Executive Vice President)	Business Relationship – Routine sales to, and purchases from, DuPont	No

Related Person Transactions

The Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” generally means any of our directors, executive officers, or director nominees, or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Under our policies, each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. In addition, the questionnaire we send annually to directors and executive officers solicits information regarding related person transactions that are currently proposed or that occurred since the beginning of our last fiscal year. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must also be disclosed to the full Board.

Beda Bolzenius, who is currently Corporate Vice President and President—Automotive Seating of Johnson Controls, relocated from Germany to the United States in 2007 at our request. On November 30, 2012, to protect Mr. Bolzenius from negative tax consequences resulting from his relocation, Johnson Controls entered into an arrangement with Mr. Bolzenius that is similar to a tax-equalization program relating to taxes that the German government claimed on compensation that Johnson Controls paid to Mr. Bolzenius and future taxes that Mr. Bolzenius will pay to non-U.S. jurisdictions on compensation from Johnson Controls. Mr. Bolzenius paid United States taxes on all of his compensation for 2007 and subsequent years. In 2012, the German government assessed Mr. Bolzenius and one of our German subsidiaries for taxes on a portion of Mr. Bolzenius’ compensation for 2007 through 2010. Under the arrangement, Johnson Controls is paying a portion of the non-U.S. tax liability sufficient to permit Mr. Bolzenius to maintain his U.S. net income on compensation from Johnson Controls for 2007 and subsequent years and is purchasing at their estimated fair value the full amount of the U.S. tax refunds expected to result from Mr. Bolzenius’ claim of foreign tax credits following payments of the German tax liability for 2007 through 2010. On November 30, 2012, Johnson Controls paid the portion of the German tax liability relating to 2007 and 2008 in the amount of $73,621, and Johnson Controls paid $870,526 to purchase the $877,000 of expected related U.S. tax refunds. Johnson Controls has not provided Mr.  Bolzenius with a tax gross-up in connection with this arrangement.

Board Succession Plan

We designed the Board succession plan as generally outlined in our Corporate Governance Committee Charter and Corporate Governance Guidelines (the “Succession Plan”) to maintain effective shareholder representation. The Succession Plan has three important elements. First, the Succession Plan sets the mandatory retirement age for directors as the last day of the calendar year in which a director reaches his or her 72nd birthday. Second, the Succession Plan states that no director may serve as a committee chair after the last day of the calendar year in which the director reaches his or her 70th birthday. Before a committee chair reaches his or her 70th birthday, we implement a transition process in which the new chair works collaboratively with the retiring chair as they transition duties and responsibilities. Third, the Succession Plan requires that, at the time the CEO either resigns or retires from Johnson Controls, he or she must also resign and retire from the Board, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

Board Evaluation

Each year, the Board conducts an evaluation of itself, the Board committees, and each director whose term is expiring at the upcoming annual meeting of shareholders to determine their respective effectiveness. The Corporate Governance Committee annually determines the manner of these evaluations to ensure that the Board receives accurate and insightful information.

During fiscal year 2013, each director whose term is expiring at the upcoming annual meeting of shareholders underwent a performance review. Further, each director provided an evaluation of each director whose term is expiring at the upcoming annual meeting of shareholders to determine each such individual’s effectiveness. Based on that input, a discussion was had to assist each nominee in making an enhanced contribution to the Board to foster continuous improvement of the nominee and the Board in general.

In addition, during fiscal year 2013, the Board underwent a self-evaluation in which each director was asked to list Board processes and practices that enhance the effectiveness of the Board and should be continued, as well as processes and practices that should be considered for improvement. Similarly, each director was asked to list processes and practices of Board committees, of which they are members, that augment the effectiveness of the Committee and should be continued and those that should be considered for improvement. These surveys helped directors discuss processes and practices that could be altered in order to enhance the functioning of the Board and the Board committees.

Director Attendance at the Annual Meeting

We have a long-standing policy of director attendance at our annual meeting of shareholders. All ten of our directors serving on the Board at the time of the 2013 Annual Meeting of Shareholders attended the meeting.

Shareholder and Other Interested Party Communication with the Board

We encourage shareholder and other interested party communication with directors. General communication to the Board or any individual Board member may be sent to his or her attention at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408. Our Secretary’s office opens and screens these communications for security purposes and for relevance in the directors’ capacities as directors.

You may also send communications directly to the Lead Director, who is currently William H. Lacy. You may send communications to him at William.H.Lacy@jci.com or to his attention at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408. In addition, at the request of a major shareholder, our Lead Director will make himself reasonably available for consultation and direct communication.

Director Nominee Selection and Evaluation

The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board reviews and approves annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by our By-Laws and Corporate Governance Guidelines. To identify director candidates, the Corporate Governance Committee maintains a file of potential director nominees (including those recommended by shareholders), solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and has retained for a fee recruiting professionals to identify and evaluate director candidates. The Corporate Governance Committee uses the following criteria, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board: board attendance and engagement, independence, other time demands (including service on other boards), and potential or apparent conflicts (such as relationships with one of our competitors, key suppliers or key customers). In addition, the Corporate Governance Committee examines the following qualifications, among others, to identify and evaluate director candidates: industry experience and expertise (such as automotive, construction, service, emerging markets and government); functional experience and expertise (such as financial acumen, whether the director candidate is a current chief executive officer, has leadership experience with large multi-national organizations, has experience or expertise in manufacturing, technology/innovation, marketing, sales or brand management); and the diversity of the director candidate. Further, the Corporate Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and construction, and in functional areas, such as finance, manufacturing, technology, and investing.

The Board Chairman and the Chair of the Corporate Governance Committee also lead an evaluation of each director whose term is expiring at the upcoming annual meeting of shareholders based upon the preceding criteria and input from the other directors before nominating and recommending such director for reelection. The Corporate Governance Committee will evaluate all director candidates in a similar manner regardless of how each director was identified, recommended, or nominated. We measure the success of our Board in part by the number of diverse candidates that are identified, evaluated, and added to our Board. No director candidates were nominated by third parties during the year.

BOARD AND COMMITTEE MEMBERSHIP

Board Meetings and Management Structure

The Board is currently comprised of ten independent directors of twelve in total. Mr. Roell serves as Chairman and Mr. Molinaroli serves as our CEO. Upon Mr. Roell’s retirement from the Board and as Chairman effective December 31, 2013, Mr. Molinaroli will become our Chairman and the size of our Board will decrease to eleven members.

In fiscal year 2013, the Board held a total of six regular meetings and one special meeting. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend.

Committee Membership as of December 9, 2013

Effective January 1, 2014, Jeffrey A. Joerres will succeed William H. Lacy as chair of the Finance Committee and will become a member of the Executive Committee. Mr. Lacy will continue to serve as a member of the Finance Committee.

	Audit	Executive	Compensation	Corporate Governance	Finance
David P. Abney	✓			✓
Dennis W. Archer			✓	✓
Natalie A. Black		✓		*	✓
Julie L. Bushman	✓			✓
Eugenio Clariond Reyes-Retana			✓		✓
Raymond L. Conner			✓		✓
Richard Goodman	*	✓			✓
Jeffrey A. Joerresµ					✓
William H. Lacy†, ¥		✓	✓		*
Alex A. Molinaroli§
Stephen A. Roell‡		*
Mark P. Vergnano	✓	✓	*

* Chair of Committee

✓  Committee Member

† Lead Director.

‡ Effective December 31, 2013, Mr. Roell will retire as our Chairman and as a director.

§ Effective January 1, 2014, Mr. Molinaroli will become our Chairman and chair of the Executive Committee.

¥ Effective December 31, 2013, Mr. Lacy will step down as chair of the Finance Committee, but will continue as a member of the Finance Committee.

µ Effective January 1, 2014, Mr. Joerres will become chair of the Finance Committee and a member of the Executive Committee.

Board Committees

Executive Committee

The primary function of the Executive Committee is to exercise all the powers of the Board when the Board is not in session, as the law permits. The Executive Committee did not hold a meeting during our 2013 fiscal year.

Audit Committee

The primary functions of the Audit Committee are to:

•	Review and discuss the audited financial statements with management and our independent registered public accounting firm for inclusion of the financial statements and related disclosures in our Annual Report on Form 10-K;

•	Review and discuss with management and our independent registered public accounting firm our quarterly financial statements and disclosures and earnings press releases;

•	Review and advise the Board with respect to the effectiveness of Johnson Controls’ system for monitoring compliance with laws and regulations;

•	Review the results of management’s and our independent registered public accounting firm’s assessment of the design and operating effectiveness of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Review and discuss with management and our independent registered public accounting firm our financial reporting process and our critical accounting policies;

•	Appoint and oversee the compensation and work of our independent registered public accounting firm;

•	Evaluate, and review management’s evaluation of, our independent registered public accounting firm;

•	Review the audit plans prepared by internal audit and our independent registered public accounting firm;

•	Pre-approve all auditing services and permitted non-audit services that our independent registered public accounting firm will perform;

•	Discuss with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	Review reports and disclosure of insider and affiliated party transactions, and review and approve related person transactions;

•	Review our tax situation and significant tax planning initiatives and tax audit settlements;

•	Review the status of major information technology plans and related internal control implications;

•	Review our information technology security environment and plans;

•	Review our risk assessment process and risk management policies including reviewing our major financial risk exposure and the steps management has taken to monitor and control such exposure;

•	Report the results or findings of all activities to the Board on a regular basis; and

•	Review annually the Audit Committee’s performance and report its findings and recommendations to the Board.

The Audit Committee held eight regular meetings during our 2013 fiscal year. All members are “independent” and “financially literate” as defined by the NYSE listing standards and “independent” under our Corporate Governance Guidelines. The Board has determined that Mr. Goodman is an ‘‘audit committee financial expert’’ as that term is defined by applicable SEC regulations.

Compensation Committee

The primary functions of the Compensation Committee are to:

•	Evaluate and recommend to the Board the CEO;

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

•	Establish objectives, determine performance, and approve compensation and salary adjustments of the CEO;

•	Administer our executive benefits;

•	Determine perquisites and other remuneration for the CEO and other officers;

•	Approve disclosure of executive compensation-related information in our proxy statement;

•	Approve the retention, compensation and termination of outside compensation consultants;

•	Review our executive compensation programs with outside consultants, as well as compare such programs with our peer companies, and, as necessary recommend such programs to the Board;

•	Consider the independence of any compensation consultant, legal counsel or other advisor to the Compensation Committee prior to their selection;

•	Review a management succession plan and recommend management succession decisions;

•	Review and approve employment-related agreements for the CEO and our officers;

•	Periodically review Pension Plan design;

•	Conduct an annual risk assessment of executive incentive compensation plans and programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Compensation Committee’s performance and report its findings and recommendations to the Board.

The Compensation Committee held five meetings during our 2013 fiscal year. All Compensation Committee members are “independent” as defined by the NYSE listing standards, including those standards applicable specifically to compensation committee members, and our Corporate Governance Guidelines. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. The Compensation Committee exercises the Board’s powers regarding compensation of our executive officers. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. All members of the Compensation Committee are “non-employee directors” as defined in SEC Rule 16b-3(b)(3).

Corporate Governance Committee

The primary functions of the Corporate Governance Committee are to:

•	Recommend to the Board nominees for directors and the Lead Director;

•	Consider shareholder-recommended candidates for election as directors;

•	Review and recommend to the Board responses to shareholder proposals concerning corporate governance matters;

•	Recommend the size and composition of the Board;

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Approve director compensation programs;

•	Approve committees, committees’ rotational assignments, and committee structure for the Board;

•	Approve and review performance criteria for the Board;

•	Ensure formalization of written ethics policy and employee education in the policy;

•	Recommend performance criteria for the Board and oversee the review of the procedures, the effectiveness and the performance of management, the Board as a whole, the individual Directors, and the Board Committees;

•	Review and recommend our corporate governance practices and policies;

•	Review and decide on conflicts of interest that may affect us, our directors or our executive officers;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Corporate Governance Committee’s performance and report its findings and recommendations to the Board.

The Corporate Governance Committee held five meetings during our 2013 fiscal year. All members of the Corporate Governance Committee are “independent” as defined by the NYSE listing standards and our Corporate Governance Guidelines.

Finance Committee

The primary functions of the Finance Committee are to:

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review and approve, within the limits established by the Board, our capital appropriations matters;

•	Monitor actual performance of significant capital appropriations against original projections;

•	Annually review and recommend to the Board capital expenditure authorization levels;

•	Review capital structure, financing plans, and other significant treasury policies;

•	Annually review and approve our policies governing the use of derivatives as well as any of our designations or elections relating to derivatives;

•	Review and approve our policies governing long-term investment goals and asset allocation targets for significant defined benefit and defined contribution plans;

•	Approve funding for significant defined benefit and defined contribution plans;

•	Monitor performance of significant defined benefit and defined contribution plans;

•	Review dividend policy and share repurchase programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Finance Committee’s performance.

The Finance Committee held five meetings during our 2013 fiscal year. All Finance Committee members are “independent” as defined by the NYSE listing standards and our Corporate Governance Guidelines.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF JOHNSON CONTROLS’ INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.

PricewaterhouseCoopers LLP has audited our financial statements for many years. The Audit Committee appointed them as our independent registered public accounting firm for fiscal year 2014.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews the charter at least annually, updating it last in November 2013. The charter is available on our website at www.johnsoncontrols.com/governance.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During fiscal year 2013, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditor our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•	reviewed with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewed with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor; and

•	received the annual letter from PricewaterhouseCoopers LLP provided to us pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2013, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by PCAOB Audit Standard No. 16, Communications with Audit Committees, Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

Relationship with Independent Auditors

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended September 30, 2013, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other services. Fees we paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Fiscal Year 2012	Fiscal Year 2013
Audit Fees	$22,826,000	$23,238,000
Audit-Related Fees	$1,703,000	$2,254,000
Tax Fees	$3,813,000	$4,205,000
All Other Fees	$893,000	$1,566,000

“Audit Fees” include fees for services performed to comply with audit standards of the Public Company Accounting Oversight Board (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting for fiscal year 2013. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

“Audit-Related Fees” include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

“Tax Fees” primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

“All Other Fees” primarily include fees associated with training seminars related to accounting, finance and tax matters, information technology consulting, and other advisory services.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and it preapproved 100% of all such services in fiscal year 2013. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate preapproval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chairman David P. Abney Julie L. Bushman Mark P. Vergnano Members, Audit Committee

PROPOSAL THREE:

APPROVAL ON AN ADVISORY BASIS OF JOHNSON CONTROLS’

NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we seek your approval on an advisory basis of our executive compensation as described in the Compensation Discussion and Analysis, related compensation tables and narrative disclosures provided on pages 24 through 59. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. This vote is advisory and not binding on Johnson Controls, the Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section on page 30, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align compensation with shareholders’ interests and avoid excessive risk taking;
•	Pay for performance;
•	Focus on the long term;
•	Align compensation to market; and
•	Increase at risk and performance-based compensation as responsibility increases.

We encourage shareholders to read the Compensation Discussion and Analysis Summary, starting on page 24, which describes in detail our fiscal year 2013 business results, compensation program decisions, shareholder outreach process and pay for performance alignment. We believe that the information we have provided in this proxy statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2015 Annual Meeting of Shareholders.

RECOMMENDATION OF THE BOARD:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN

ADVISORY BASIS OF JOHNSON CONTROLS’ NAMED EXECUTIVE OFFICER COMPENSATION

AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE

ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCLOSURES

CONTAINED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2014 Annual Meeting of Shareholders.

Mark P. Vergnano, Chairman Dennis W. Archer Eugenio Clariond Reyes-Retana William H. Lacy Members, Compensation Committee

Compensation Discussion and Analysis

Summary

Fiscal Year 2013 Business Results

Johnson Controls has had a long-standing tradition of delivering performance for our shareholders, customers, and the community. We are one of the largest 100 publicly-traded companies in the United States (based on revenue), serving customers in more than 150 countries throughout the world, and we generate over 60% of our net sales outside of the United States. Our company has achieved sales growth for 66 of the last 67 years, earnings growth* for 22 of the last 23 years, and dividend increases for 37 of the last 38 years. The company has paid consecutive dividends since 1887.

During fiscal year 2013, we achieved record revenue of $42.7 billion and record segment income* of $2.7 billion. Net income* was $1.8 billion, with diluted earnings per share* of $2.66 versus $2.53 last year. The company completed the divestiture of its HomeLink product line, lowered net debt by $1.4 billion and through dividends and share re-purchases returned $863 million to our shareholders. For our fiscal year ending September 30, 2013, total shareholder return of 53.7% was significantly higher than the S&P 500 return of 19.1%. These record results were achieved in a challenging macroeconomic environment and while our 2013 revenue growth was lower than expected, the company exceeded its aggressive financial targets for the year. We believe the performance of the executive officers named in this proxy statement have positioned the company to continue to deliver strong financial results. The company has the financial capability to invest strategically in our businesses and to return capital to our shareholders.

*Excluding non-recurring items such as gains/losses on divestitures, restructuring and impairment charges, mark-to-market pension and retiree medical benefits gains/losses, and significant discrete tax adjustments.

The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers (NEOs). We include details of each of these highlights in the following pages of this Compensation Discussion and Analysis.

Objectives and Philosophy
Objectives of Executive Compensation Program

Our executive compensation program is designed to:

•    Build long-term shareholder value

•    Deliver sustained, strong business and financial results

•    Attract, motivate and retain a highly qualified and effective executive team

Philosophy of Executive Compensation Program

Our executive compensation philosophy is built on five principles:

•    Align compensation with shareholders’ interests and avoid excessive risk taking

•    Pay for performance

•    Focus on the long term

•    Align compensation to market

•    Increase at risk and performance-based compensation as responsibility of an executive increases

2013 Compensation Program Decisions

The table below summarizes the compensation decisions that we made at the start of fiscal year 2013 relative to the NEOs, and the implications of our performance during the fiscal year on incentive award payouts.

Fiscal Year 2013 Decisions See page 35 for more details

•    We increased all NEO base salaries 3.0% to align with the median level of the Compensation Peer Group, with the exception of Mr. Molinaroli and Dr. Bolzenius. We provide further detail regarding the companies in our Compensation Peer Group in the “Determining Compensation Levels” section of this document.

o      On October 1, 2012, Mr. Molinaroli received a 9% increase in base salary in recognition of his performance and contributions, to better align with the market median relative to his position, and to appropriately align his compensation relative to other positions with similar responsibilities within our company. On January 23, 2013, Mr. Molinaroli received an 11% base salary increase in connection with his promotion to Vice Chairman.

o      Due to performance below expectations for the Automotive Seating group, Dr. Bolzenius did not receive an increase in

	base salary for fiscal year 2013.

o	We set incentive targets for fiscal year 2013 grants for both the Annual Incentive Performance Program (AIPP) and the Long-Term Incentive Performance Program (LTIPP) as indicated in the tables below.

	FISCAL YEAR 2013 AIPP GRANT

	Measure	Weighting	Threshold	Target	Maximum

	Year-over-Year EBIT Growth	70%	3.0%	7.0%	15.0%

	ROS	20%	6.1%	6.4%	6.7%

	Pre-Tax ROA	10%	15.8%	16.6%	17.4%

FISCAL YEAR 2013 LTIPP GRANT (Fiscal Years 2013-2015)

Measure		Weighting	Threshold	Target	Maximum

Year-over-Year Pre-Tax Earnings Growth (FY2013-FY2015)		80%	3.0%	7.0%	15.0%

Pre-Tax ROIC	FY2013	20%	16.5%	17.4%	18.3%
	FY2014		17.3%	18.2%	19.1%
	FY2015		17.9%	18.8%	19.7%

o	During our process for establishing targets for fiscal year 2013, the Committee reviewed the following data:

•	Our financial strategic plans;
•	The microeconomic environment for fiscal year 2013 versus fiscal year 2012, including global Gross Domestic Product estimates and volume and market specific estimates for our company;
•	Analyst growth expectations for our company versus those of our compensation peer group;
•	Movement of analyst consensus estimates over time; and
•	Projected earnings data from our Compensation Peer Group and the broader S&P’s 500 Stock Index.

Based on its review of the above information, the Committee chose to set the earnings thresholds, targets and maximums for fiscal year 2013 using analyst consensus earnings estimates for our compensation peer group and the S&P 500. The Committee chose to set the thresholds, targets and maximums for ROS and ROA relative to our financial strategic plans. This approach ensures competitive incentive compensation is provided based on market competitive performance while continuing to focus on our strategic deliverables.

•	We granted stock option and restricted stock awards on the fifth business day of fiscal year 2013 in compliance with our Policy on Granting Equity Awards.

o	In addition, we granted Mr. Molinaroli additional stock option and restricted stock awards on January 23, 2013 in connection with his promotion to Vice Chairman.

•	For our LTIPP, we made grants of performance-based share unit awards to our executive officers that became effective following shareholder approval of our 2012 Omnibus Incentive Plan.

Enhanced Proxy Disclosure Showing Impact of 2013 Compensation Program Design Changes On Our Summary Compensation Table See page 43 for more details

For 2013, we introduced changes to our incentive plans to strengthen the link between our key business priorities and our business performance and NEO incentive payouts — supporting one of our key executive compensation objectives to build shareholder value over the long term. These changes included:

•

Long-Term Incentive Performance Program: New three-year performance-based share unit program to increase the alignment with shareholder value creation, replacing the long-term cash performance plan. The first grant under this new program was made in fiscal year 2013 for the performance cycle covering fiscal years 2013-2015, with payouts occurring after the end of fiscal year 2015. Until fiscal year 2015, executives will still receive payouts from our prior cash long-term performance plan. In fiscal year 2015 and going-forward, payouts will be in performance-based share units.

•	Long-Term Incentive Mix: Shift from stock options to performance-based share units by establishing a new target mix of long-term incentive vehicles — in fiscal year 2013, 50% of long-term incentives were delivered through performance-based share units, 25% through stock options, and 25% through restricted stock.

With these changes, equity-based long-term incentives are an even greater percentage of an NEO’s target total direct compensation (consisting of base salary, annual incentives, and long-term incentives).

Proxy disclosure rules require us to report cash-based long-term incentive payouts in the year they are earned (reflected as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and equity-based long-term incentives in the year they are granted (reflected as “Stock Awards” in the Summary Compensation Table). With the changes we have made to long-term incentives for fiscal year 2013, our NEO total compensation, as shown in the Summary Compensation Table on page 43, is overstated because we are reporting payouts for the old cash-based long-term incentive plan (granted in fiscal year 2011 relating to fiscal years 2011 to 2013) and values for the new performance-based share units (granted in fiscal year 2013 relating to fiscal years 2013 to 2015) in the same year (which we refer to as “double” reporting). Due to these proxy disclosure rules, NEO total compensation will also be overstated in fiscal year 2014, which is when the last cash-based long-term incentive award, which was granted in fiscal year 2012, is paid out after the end of the three-year performance cycle in fiscal year 2014.

The table below illustrates this “double” LTIPP reporting for our CEO’s fiscal year 2013 total annual direct compensation. Because the “double” LTIPP reporting exists for all NEOs, fiscal year 2013 Summary Compensation Table totals on page 43 are elevated on average 16% due to proxy reporting requirements for cash-based vs. equity-based long-term incentive grants.

Incentive Plan Outcomes for Performance During FY 2013

•	AIPP award payouts for NEOs were paid at a level above target based on the results of the three performance measures for fiscal year 2013: Business Earnings Before Interest and Tax (EBIT), Return on Sales (ROS) and Return on Assets (ROA). Overall performance for these metrics resulted in above target payouts, with the exception of Automotive Experience.

Business Unit	Actual Payout Multiplier (% of target bonus payable)
Corporate	177.1%
Automotive Experience	48.3%
Building Efficiency	200.0%
Power Solutions	174.0%

•	LTIPP award payouts for NEOs were at 149.3% of target based upon the three-year performance cycle from fiscal years 2011 to 2013.

o	Payout specific to fiscal year 2013 performance—which makes up 50% of the payout—was above target based on earnings growth and ROIC that was 182.5% of target.

o	The above target performance in fiscal year 2013 will also impact performance cycle payouts in fiscal year 2014 compensation under LTIPP awards that were granted in fiscal year 2012.

CEO Transition

•	During fiscal year 2013, we announced the retirement of Mr. Roell effective January 1, 2014. Mr. Roell will not receive any special severance agreement or payments in connection with his retirement.

•	Effective October 1, 2013, Mr. Molinaroli was named President and CEO of the company. Mr. Molinaroli did not receive any special one-time payments in connection with his promotion to President and CEO. Following our executive compensation philosophy, which we discuss further under “Determining Compensation Levels – Role of the Committee,” we plan to move the compensation of executives who are new to their position to the 50th percentile of market within three years. Therefore, we plan to move Mr. Molinaroli’s total direct compensation significantly over the next several years based on this philosophy and competitive market data and then normalize thereafter.

2013 Shareholder Outreaches

At our annual meeting in January 2013, 94% of shareholder votes supported our executive compensation program in an advisory “say-on-pay” vote.

Johnson Controls is committed to the interests of its shareholders and the delivery of shareholder value through sustainable growth strategies. Johnson Controls believes that, as part of this commitment, it is important to maintain an ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation program.

The objectives of these discussions are to:

1)     Better understand shareholder views on executive compensation such that we can better align programs with shareholder objectives,

2)     Be responsive to views that shareholders expressed in previous shareholder advisory votes on executive compensation, and

3)     In the case of discussions in fiscal year 2013, discuss investor views of our Johnson Controls compensation programs introduced for fiscal year 2013, including a review of the effectiveness of our Compensation Discussion and Analysis within the proxy statement.

During fiscal year 2013, our shareholder outreach effort had two primary areas of focus. In the beginning of the fiscal year, we focused our interactions with shareholders on gathering feedback on fiscal year 2013 program designs and the January 2013 say-on-pay shareholder advisory vote. For that outreach, we solicited feedback from investors representing slightly more than 50% of our outstanding shares. Those solicitations resulted in us holding conversations with shareholders representing approximately 35% of our outstanding shares.

Later in fiscal year 2013, Johnson Controls contacted shareholders to again dialogue regarding 2013 program changes. We contacted investors representing more than 50% of outstanding shares and invited them to discuss potential program design changes. Investors representing nearly 30% of outstanding shares took part in dialogue and they expressed appreciation for our high level of shareholder outreach.

Commenting on our fiscal year 2013 compensation programs, these shareholders:

• Appreciated the focus of shareholder engagement efforts;

• Recognized the fiscal year 2013 increased pay for performance linkage;

• Supported the fiscal year 2013 compensation program changes to better align compensation programs with shareholder return and market practices;

• Asked us to continue to monitor the link between pay and performance with the new compensation programs to demonstrate the pay for performance linkage; and

• Appreciated the enhanced Executive Summary, added graphics, and improved transparency within the Compensation Discussion and Analysis section of the proxy statement.

FY2013 NEO Compensation Program Changes to Align Pay with Long-Term Shareholder Value

In response to prior shareholder feedback, market trends and evolving business priorities, we introduced changes for fiscal year 2013 to create a clearer, more transparent connection between our key business priorities and business performance, on one hand, and incentive payout on the other. These changes create a stronger, more direct link between the executive officers’ pay and long-term shareholder value.

The changes included:

Annual Incentives

• Moved to simple weightings for the performance measures — 70% EBIT, 20% ROS, and 10% ROA — rather than performance matrices used in prior years.

Long-Term Incentives

• Replaced long-term cash incentives with three-year performance-based share units to increase the alignment with shareholder value creation.

• Shifted emphasis from stock options to performance-based share units by establishing a new long-term incentive mix of 50% performance-based share units, 25% stock options, and 25% restricted stock.

• Introduced simple weightings for the long-term performance measures— 80% earnings, 20% ROIC rather than the previous performance matrices.

• Set fixed annual performance goals for long-term performance awards in the form of the share units for each year of the cycle at the beginning of the 2013-2015 three- year cycle.

Executive Incentive Recoupment Policy

• Added the ability to claw back performance-based share units to our existing Executive Incentive Recoupment Policy.

Omnibus Incentive Plan

• Introduced a new Omnibus Incentive Plan that covers all executive incentive plans, which we intend to allow for 162(m) tax deductibility to the extent the Committee determines to be desirable and consistent with the other goals of our compensation programs.

Our new Omnibus Incentive Plan provides for double trigger vesting upon a change of control.

Pay-for-Performance

Pay-for-performance is one of the five principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment between total realizable pay versus total shareholder return (TSR) relative to our Compensation Peer Group over the prior three fiscal years.

Realizable Pay & Three-Year Total Shareholder Return Alignment

The graph below shows the comparison of three-year TSR and “realizable pay” relative to our Compensation Peer Group. We provide further detail regarding the companies in our Compensation Peer Group in the “Determining Compensation Levels” section of this document.

As the graph indicates, our performance (as represented by three-year TSR results) has been below median over the measurement period. As a result of the strong link between pay and performance embedded in our incentive plans, the realizable pay for our CEO was also below median relative to the Compensation Peer Group.

We use the three-year period ending in our fiscal year 2012 to maximize the extent to which historical compensation and performance information from other companies with varying fiscal year ends is available for comparison purposes.

The data illustrates an appropriate relationship between our compensation programs and company financial performance – our below market performance resulted in below market realizable pay.

Realizable pay consists of: (1) base salary earned over the three-year period,(2) incentive cash payments earned over the three-year period, (3) performance-based equity awards earned over the three-year period, valued using the 2012 fiscal year end closing price, (4) stock option awards granted over the three-year period, valued using the difference between the grant price and the 2012 fiscal year end closing price, (5) restricted stock awards granted over the three-year period, valued using the 2012 fiscal year end closing price, and (6) other compensation as reflected in the relevant column of the Summary Compensation Table for the applicable three-year period.

(See page 31 for more details on our executive Compensation Peer Group).

Our Executive Compensation Objectives

Three long-term objectives drive the Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. We use multiple compensation elements to reach these objectives and drive our executives to deliver sustained results for our shareholders (see page 33 for more details on compensation elements).

1)	Building Shareholder Value Over the Long Term

Long-term incentive compensation and stock-based opportunities comprise the largest component of our executive officers’ total direct compensation (consisting of base salary, annual incentives and long-term incentives), as we emphasize compensation that we believe is directly linked with the creation of shareholder value over the long term.

Beginning in fiscal year 2013, equity-based long-term incentives were an even greater percentage of an NEO’s target total direct compensation, increasing from approximately 50% in fiscal year 2012 to approximately 65% in fiscal year 2013. The increase in the percentage of compensation that is tied to equity values results from granting performance-based share units rather than long-term cash awards.

2)	Delivering Sustained, Strong Business and Financial Results

When determining total direct compensation for each NEO, the Committee considers our financial performance and the progress we made towards successfully executing the long-term strategic plan of the business.

3)	Attracting, Motivating and Retaining a Highly Qualified and Effective Executive Team

The attraction, motivation and retention of top executive talent are critical to our continued success. Therefore, the Committee considers executive compensation levels for similar positions at companies within our Compensation Peer Group (see page 31 for more details on the Compensation Peer Group).

Our Executive Compensation Philosophy

In the Committee’s pursuit of our long-term objectives, a philosophy built on five principles guides the Committee. These principles underlie all decisions that the Committee makes regarding the executive compensation elements, incentive plan design, and award levels.

1)	Shareholder Alignment and Risk Mitigation

To avoid hindering delivery of strong, sustainable financial results and the delivery of long-term value to our shareholders, compensation should be structured to align the interests of executive officers with the interests of shareholders and in a manner that does not encourage excessive risk taking. To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans and places great emphasis on equity-based incentive compensation and stock ownership by executive officers.

2)	Pay for Performance

A substantial portion of compensation should be variable to reward NEOs for the achievement of strategic, financial and leadership objectives.

3)	Long-Term Focus

Long-term incentive compensation and stock based awards should be designed to drive the achievement of strategic business objectives and increase shareholder value in the long run.

4)	Aligned to Market

Total direct compensation should be competitive to attract, motivate, and retain a highly qualified and effective global executive team that will continue to drive our success.

5)	Incentive Pay Alignment and Responsibility

As an executive officer’s level of responsibility increases, the target percentage of compensation that is at risk and oriented toward long-term performance should increase accordingly.

Executive Stock Ownership Policy

Under our Executive Stock Ownership Policy, Johnson Controls maintains stock ownership guidelines that require executive officers to hold significant amounts of our stock. Updated in fiscal year 2011, these guidelines tie the compensation of the NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holdings. If an executive officer does not meet the minimum ownership guidelines, the executive officer cannot sell the shares until their equity holdings meet the requirements.

The guidelines for NEOs’ stock ownership appear in the following table.

Position	Name	Required Minimum Ownership	Ownership as of November 5, 2013

Chairman of the Board, President and Chief Executive Officer	Stephen A. Roell	6 times base salary	28.5 times base salary

Vice Chairman	Alex A. Molinaroli	3 times base salary	9.4 times base salary

Executive Vice President and Chief Financial Officer	R. Bruce McDonald	3 times base salary	26.1 times base salary

Vice President and President, Building Efficiency	C. David Myers	3 times base salary	11.4 times base salary

Vice President and President, Automotive Experience Seating	Beda Bolzenius	3 times base salary	7.9 times base salary

Other Officers	Various	3 times base salary	5.5 times base salary

All shares directly or indirectly owned by executive officers count towards the requirement. Unvested and vested, unexercised stock options do not count. As of November 5, 2013, each NEO above exceeded his respective ownership requirement. Collectively, the NEOs own nearly 1.2 million shares of Johnson Controls stock with a value in excess of $51.3 million (based on $41.50 stock price as of September 30, 2013). In addition, these officers hold stock options to purchase approximately 9.6 million shares. These officers hold a significant investment in Johnson Controls, which is a strong reflection of our culture and aligns with our compensation philosophy.

Determining Compensation Levels

At Johnson Controls, the executive compensation program’s objectives to build long-term shareholder value, deliver sustained, strong business and financial results, and attract, motivate and retain a highly qualified and effective executive team guide executive compensation decisions, including the determination of compensation levels.

Factors that Impact Compensation

In addition to the executive compensation program’s objectives, the Committee also considers the following factors:

•	An executive officer’s performance, experience, knowledge, skills, responsibilities and potential to influence future success;
•	An executive officer’s prior salary levels, annual incentive awards and targets;
•	Current business environment;
•	Corporate governance and regulatory factors;
•	Marketplace compensation levels and practices; and
•	Shareholder perspectives.

Benchmarking Our Program Against Peers

To gauge marketplace compensation levels and practices, the Committee works with Towers Watson, an independent executive compensation consultant, to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly-traded companies that we refer to as the “Compensation Peer Group.” The Compensation Peer Group, which the Committee annually reviews and updates, consists of a group of companies that:

•	Johnson Controls competes against for talent;
•	Are in our industry or a similar industry;
•	Have broadly similar revenues and market capitalization; or
•	Participate in Towers Watson’s executive compensation surveys.

We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Johnson Controls executives. For a few positions where data from the peer group is not available, we review Towers Watson data for general industry companies of similar revenue size. When determining fiscal year 2013 compensation, the Committee did not however, require the use of general industry data to make any specific compensation decisions for the NEOs. Given that our revenue is at nearly the 80th percentile relative to the Compensation Peer Group companies, data is regressed to provide compensation data that represents the revenue responsibility of each Johnson Controls position that we benchmark. The median revenue (as of the latest fiscal year end) of the Compensation Peer Group is $27.8 billion, and the median net income is $2.0 billion.

Compensation Peer Group for 2013

3M Company Alcoa Inc. Caterpillar Inc. Deere & Company The Dow Chemical Company	Eaton Corporation E.I. du Pont de Nemours and Company Emerson Electric Co. General Dynamics Corporation The Goodyear Tire & Rubber Company	Honeywell International Inc. Illinois Tool Works Inc. International Paper Company Lear Corporation Lockheed Martin Corporation	Northrop Grumman Corporation Raytheon Company United Technologies Corporation Whirlpool Corporation

Targeted Pay Mix

Consistent with our pay philosophy, our pay mix at target (shown below for both our CEO and other NEOs) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2013 base salary, target annual incentive, and target values for equity incentives granted in fiscal year 2013. The charts below illustrate how the mix of total direct compensation for our NEOs emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value.

Role of the Committee

The Committee is comprised of non-employee independent directors who develop, amend and approve our executive compensation program.

Each year, the Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/- 15%) around the 50th percentile of the Compensation Peer Group or, where data from the peer group is not available, general industry survey data. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent. The total target direct compensation opportunity for our NEOs ranges from the 50th to the 60th percentile of survey data.

The Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs that we describe under “Our Executive Compensation Philosophy.” In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers a number of factors it deems important, including:

•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term incentive awards;

•	The business environment and our business objectives and strategy;

•	The need to retain and motivate our executive officers;

•	Corporate governance and regulatory factors related to executive compensation; and

•	Marketplace compensation levels and practices.

The Committee makes the compensation decisions for the Chairman and CEO and the other NEOs after careful review and analysis of appropriate performance information and market compensation data. The Committee, alone, determines the compensation for the Chairman and CEO.

Beyond determining specific compensation for NEOs, the Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the company’s values and philosophy, support the recruitment and retention of executive talent, and help the company achieve its business objectives.

Best Practices of the Committee

The Committee employs established best practices to govern and effectively manage the executive compensation program. These formalized processes and practices include:

•	Use of independent advisors
•	Executive Stock Ownership Policy
•	Process for assessing risk within the executive compensation program
•	Policy on the timing of granting equity awards

•	Clawback provisions under the Executive Compensation Incentive Recoupment Policy
•	Process for reviewing executive compensation consultant independence.

Role of the CEO

The CEO provides recommendations to the Committee on the total direct compensation for each executive officer other than himself. The CEO does not make recommendations with respect to his own compensation.

The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation. The Committee has delegated to the CEO its discretion to decrease the size of bonus payouts to executive officers other than the CEO based in part on an assessment of the executive officer’s individual performance, as described under “Annual incentive Performance Program (AIPP).

Role of the Compensation Consultant

The Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). However, to add rigor in the review process and to inform the Committee of market trends, the Committee engages the services of Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Committee’s goal to align shareholders’ interests with those of the executive officers. Towers Watson also directly provides the Committee with the Compensation Peer Group and other market data that we discuss above, which the Committee references when determining compensation for executive officers.

The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that New York Stock Exchange rules require.

Elements of the Executive Compensation Program

There are eight principal elements of the Johnson Controls Executive Compensation Program. Collectively, these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term shareholder value; drive sustained, strong business and financial results; and, attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The changes we implemented for fiscal year 2013 that we highlight below reflect a continued shift toward simple, transparent, and incentive-based compensation that takes into account shareholder feedback gained through our shareholder engagement effort throughout the year.

Key Elements of Executive Officer Compensation Program
	Link to Program Objectives	Type of Compensation	Key Features
Base Salary (refer to page 34)	Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Plan (refer to page 35)	A cash-based award that encourages NEOs to focus on the business and financial objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth and operational performance during the fiscal year and occurs only if minimum performance levels are met. For the financial portion of the AIPP, EBIT is weighted at 70%, ROS is weighted at 20%, and ROA is weighted at 10%. The Committee also has limited discretion available (described below)
Long-Term Incentive Performance Plan (refer to page 37)	Ensures that a NEO’s pay is directly linked to the achievement of our long-term objectives.	Performance-based Share Units	Payouts are based on long-term pre-tax earnings growth (weighted 80%) and pre-tax return on invested capital (weighted 20%) over a 3-year performance cycle. The value of long-term incentives that we deliver through performance-based share units is approximately 50% of total long-term incentive value. Performance-based share units replaced historical long-term cash awards beginning in fiscal year 2013.
Changes for fiscal year 2014 Revised our Policy on Granting Equity awards to align the timing for granting of all annual equity grants to occur on the date of the November Committee meeting.

Stock Options (refer to page 39)	Links compensation of NEOs to the building of long-term shareholder value. Keeps the program competitive and helps retain talent.	Long-Term Equity	Aligns executive officers’ compensation with the creation of shareholder value. In the long-term incentive pay mix, we shifted emphasis away from stock options to performance-based share units—the value of long-term incentives that we deliver through stock options is approximately 25% of total long-term incentive value compared to approximately 50% in the past. We consider both stock options and performance-based share units to be performance-based equity.
Changes for fiscal year 2014 Revised our Policy on Granting Equity awards to align the timing for granting of all annual equity grants to occur on the date of the November Committee meeting.
Restricted Stock (refer to page 39)	Helps the long-term retention of talent through an extended vesting period. Links compensation of NEOs to the building of long-term shareholder value.	Long-Term Equity	Vesting of 50% after two years and 50% after four years promotes retention, and NEOs holding restricted stock will receive greater value if the stock price rises. The long-term incentive value that we deliver through restricted stock is approximately 25% of total long-term incentive value.

Changes for fiscal year 2014

Revised our Policy on Granting Equity awards to align the timing for granting of all annual equity grants to occur on the date of the November Committee meeting. Based on shareholder input and market trends, beginning in fiscal year 2014, the vesting of restricted stock will occur 100% after three years.

Retirement (refer to page 40)	Critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit

NEOs receive retirement benefits through four plans:

• Defined Benefit Pension Plan (freezing January 1, 2015; defined contribution plan begins)

• 401(k) Plan

• Retirement Restoration Plan

• Executive Deferred Compensation Plan

Other Benefits (refer to page 40)	Delivers modest benefits to supplement total direct compensation and provides protection for NEOs, where warranted.	Benefit

Perquisites help NEOs be more productive and efficient, and they provide protection from business risks and threats. Perquisites are limited in amount and the Committee maintains a strict policy regarding eligibility and use.

Executive Survivor Benefits Plan (Effective September 15, 2009, this benefit is no longer available for newly elected officers and those officers participate in our regular life insurance coverage.)

Employment and Change of Control Agreements (refer to page 41)	Ensures NEOs remain focused on creating sustainable performance.	Benefit

Agreements protect the company and the NEOs from risks by providing:

• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control

Agreements do not contain excise tax gross-ups in the event of a change of control.

The new Omnibus Incentive Plan does not include single-trigger equity vesting upon a change of control.

Base Salaries

Base salary provides NEOs with fixed compensation and a stable source of income. The Committee considers base salary levels during each annual compensation review process or upon a promotion. When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline. If peer group data is not available, the Committee considers salaries that similarly-sized companies (defined as similar in revenue size) in general industry pay for similar positions.

Salary changes for NEOs are generally effective October 1 of each year. Salary changes may occur at other times if there is a promotion or job change.

Establishing Base Salaries

When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline.

FY 2013 pay decisions

Chairman and CEO

For fiscal year 2013, the Committee increased the Chairman and CEO’s base salary from $1,470,000 to $1,514,100 (an increase of 3%). The Committee’s view of Mr. Roell’s performance, relative to their assessment of the factors listed under the “Role of the Committee” section, the targeted pay positioning applicable to Mr. Roell and increases in salaries for comparable positions within the Compensation Peer Group guided the decision to increase Mr. Roell’s base salary. As a result of this increase, Mr. Roell’s salary approximated the median of the Compensation Peer Group data.

Other NEOs

The Committee increased base salaries for all other NEOs in fiscal year 2013 based on the Committee’s view of each individual’s performance, the targeted pay positioning applicable to each individual, and changes in competitive market data among the Compensation Peer Group companies. Messrs. McDonald and Myers received a base salary increase of 3%. At the beginning of the fiscal year, Mr. Molinaroli received a base salary increase of 9% to recognize his performance, to better align with the market median relative to his position, and to appropriately align his compensation relative to other positions with similar responsibilities within the company. On January 23, 2013, Mr. Molinaroli received an additional 11% base salary increase in connection with his promotion to Vice Chairman. Due to the performance below expectations for the Automotive Seating group, Dr. Bolzenius did not receive an increase in base salary for fiscal year 2013.

Annual Incentive Performance Program (AIPP)

The AIPP is a one-year cash award that encourages NEOs to focus on financial objectives that translate into stock price performance and value creation for our shareholders. At the beginning of each fiscal year, the Committee approves our performance objectives and sets the annual performance incentive target opportunity for each executive officer, which we express as a percentage of base salary for each individual.

For fiscal 2013, we based 80% of the targeted AIPP award on financial metrics, as described below. We based the remaining 20% of the targeted award on a discretionary assessment of individual performance, as assessed by the Committee. The Committee also has the discretion to decrease the size of the overall bonus payout for each NEO based in part on an assessment of the NEO’s individual performance, and has delegated this discretion to our Chairman and CEO with respect to the other executive officers. The Committee makes this assessment for our CEO based on its subjective evaluation of performance relative to strategic, financial and leadership objectives that the Committee or our Board has approved and has discretion to decrease the amount of the

Awarding Performance that Drives Business Success

The annual performance incentive encourages executive officers to focus on financial performance for that fiscal year by basing 80% the award on the following metrics:

•Earnings Before Interest and Taxes (EBIT)

•Return on Sales (ROS)

•Return on Assets (ROA)

incentive award that our CEO would otherwise receive. Our CEO makes this assessment for the other executive officers based on his subjective evaluation of performance relative to strategic, financial and leadership objectives he has approved and has discretion to decrease the amount of the incentive award that the executive officers would otherwise receive.

For the 80% of the AIPP award that is based on financial metrics, we use EBIT, ROS and ROA as the measures, based upon the Committee’s belief that providing incentives to focus on those measures links to our strategic plan and will create long-term shareholder value. Additionally, the Committee believes EBIT growth continues to be the most critical measure of our business when supported by an increase in ROS and reasonable rates of ROA.

We use simple weightings for the performance measures by placing specific weighting on each metric for purposes of determining the amounts of the awards earned. In fiscal year 2013, the financial portion of the annual incentive measures had the following weights: 70% EBIT, 20% ROS, and 10% ROA. Each weighting reflects the Committee’s view of the importance of the respective measures to our overall strategic plan and shareholder value creation. Additionally, the Committee sets the percentage for threshold (minimum) target and maximum performance levels that will determine the amounts of the award earned. An executive officer would not have received a payout under an award if we did not meet threshold performance levels.

Performance Measure Definitions

Year-over-Year EBIT

We define EBIT as net income attributable to each business unit (Corporate is the aggregate of the three business units) adjusted for income tax expense, financing costs, non-controlling interests, and certain significant non-recurring items, such as impairment charges, acquisitions/ divestitures, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

ROS We define ROS as an internal financial measure that relates EBIT to the sales of the business unit. Corporate is the aggregate of the three business units and corporate.

Pre-Tax ROA

We define pre-tax ROA as an internal financial measure that relates EBIT to the average net operating assets of the business unit. Corporate is the aggregate of the three business units and corporate. Net Operating Assets are defined as (+) Total Assets; (-) Cash; (-) Income Tax Assets; (-) Post Employment Assets; (-) Derivative Assets; (-) Total Liabilities; (+) Debt; (+) Income Tax Liabilities; (+) Post Employment Liabilities; (+) Derivative Liabilities; (+) Dividends Payable.

For Messrs. Roell and McDonald, we based 100% of the financial portion of the annual incentive earned on performance relative to Corporate results. For Mr. Molinaroli, for the months he served as Vice Chairman (8 months), we based 100% of the financial portion of the annual incentive earned on performance relative to Corporate results, and for the months he served as Vice President and President Power Solutions (4 months), we based 70% of the financial portion of the annual incentive earned on performance relative to results for Power Solutions, with the remaining 30% based on Corporate results for the same time period. For Mr. Myers and Dr. Bolzenius we based 70% of the financial portion of the annual incentive earned on performance relative to results of their respective Business Units, with the remaining 30% based on Corporate results.

FY 2013 Annual Incentive Performance Program Decisions

The table below summarizes the fiscal year 2013 AIPP targets and actual awards for both the Corporate and Business Unit executives. During our process for establishing targets for fiscal year 2013, the Committee reviewed the following data:

•	Our financial strategic plans;
•	The microeconomic environment for fiscal year 2013 versus fiscal year 2012, including global Gross Domestic Product estimates and volume and market specific estimates for our company;
•	Analyst growth expectations for our company versus those of our compensation peer group;
•	Movement of analyst consensus estimates over time; and
•	Projected earnings data from our Compensation Peer Group and the broader S&P’s 500 Stock Index.

Based on its review of the above information, the Committee chose to set the earnings thresholds, targets and maximums for fiscal year 2013 using analyst consensus earnings estimates for our compensation peer group and the S&P 500. The Committee chose to set the thresholds, targets and maximums for ROS and ROA relative to our financial strategic plans. This approach ensures competitive incentive compensation is provided based on market competitive performance while continuing to focus on our strategic deliverables.

Performance Measures	2013 Goals			2013 Actual Performance	2013 Actual Awards
	Threshold	Target	Maximum	Actual
Corporate
Year-Over-Year EBIT Growth	3.0%	7.0%	15.0%	13.0%	177.1%
Return on Sales (ROS)	6.1%	6.4%	6.7%	6.7%
Pre-Tax ROA	15.8%	16.6%	17.4%	17.0%
Automotive Seating
Year-Over-Year EBIT Growth	4.0%	8.0%	15.0%	4.0%	48.3%
Return on Sales (ROS)	4.8%	5.1%	5.4%	4.9%
Pre-Tax ROA	13.1%	13.8%	14.5%	12.9%
Building Efficiency
Year-Over-Year EBIT Growth	4.0%	8.0%	16.0%	17.7%	200.0%
Return on Sales (ROS)	6.3%	6.6%	6.9%	7.2%
Pre-Tax ROA	18.9%	19.9%	20.9%	22.1%
Power Solutions
Year-Over-Year EBIT Growth	4.0%	10.0%	18.0%	15.9%	174.0%
Return on Sales (ROS)	14.1%	14.8%	15.5%	15.9%
Pre-Tax ROA	20.7%	21.8%	22.9%	22.1%

For fiscal year 2013, the target incentive opportunity percentages for the NEOs ranged from 113% to 175% of base salaries. When establishing target annual incentives for NEOs, the Committee considers the annual incentive targets for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline. For fiscal year 2013, based on market practices, the Committee approved increases to annual incentive targets for all NEOs.

For each NEO, the actual payout potentially could range from zero to two times the target payout percentage for the financial portion of the AIPP, depending on the achievement of goals, with the potential payments increasing as performance improved (though not above two times the target payout percentage). For the discretionary portion of the award based on individual performance, a payout is authorized only if the minimum threshold performance levels under the financial portion is achieved, and negative discretion is used to deliver the intended award amount. In no event could payments under the discretionary portion of the award exceed target.

The table below summarizes the threshold, target, and maximum award potential, actual payout as a percent of target, and actual payout amounts for each NEO after reflecting the exercise of discretion that we discuss above.

NEO	Award Targets			2013 Actual Payout As a % of Target	2013 Actual Payout Amount ($)
	Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)
Stephen A. Roell	1,060,000	2,650,000	5,299,000	170.0%	4,505,000
Alex A. Molinaroli	550,000	1,375,000	2,750,000	169.5%	2,330,000
R. Bruce McDonald	385,000	962,000	1,924,000	170.0%	1,635,000
C. David Myers	413,000	1,032,000	2,063,000	185.4%	1,913,000
Beda Bolzenius	374,000	934,000	1,868,000	69.6%	650,000

(1)	Assumes threshold payout from financial portion of AIPP, and zero payout from discretionary portion.
(2)	Assumes target payout from financial portion of AIPP, and full payout from discretionary portion.
(3)	Assumes 200% payout from financial portion of AIPP, and full payout from discretionary portion.

Long-Term Incentive Grant Values and Mix

We determined the aggregate amount of long-term incentive awards for each executive officer that we granted in fiscal year 2013 after establishing a targeted total direct compensation opportunity. Based on the total direct compensation opportunity and the amounts allocated to base salary and AIPP at target, we provided equity compensation based on a targeted equity mix of 50% performance-based share units, 25% stock options, and 25% restricted stock. We discuss the details of each form of long-term incentive compensation further below.

Changes to Equity Grant Timing Beginning in fiscal year 2014, equity award grants will occur on the date of the November Compensation Committee meeting of the Board of Directors.

Long-Term Incentive Performance Program (LTIPP)

For fiscal year 2013, the LTIPP was a performance-based share unit award tied to our long-term overall performance to ensure that an executive’s pay was directly linked to the achievement of strong, sustained long-term operating performance. The Committee approved the award values for our executive officers, including our NEOs, in November 2012, but the grants were delayed until shareholder approval of our 2012 Omnibus Incentive plan. On January 23, 2013, based on shareholder approval of the Plan, the Committee gave final approval for the performance-based share unit awards.

We based grants upon a 3-year performance cycle from fiscal year 2013 through fiscal year 2015. The number of performance-based share units granted is equal to the performance-based share units award value divided by the closing price of the Company’s common stock on January 23, 2013. Each performance-based share unit that is earned will be settled with a share of the Company’s common stock following the completion of the performance period.

During fiscal year 2012, the Committee reviewed the performance measures that the plan uses and determined that pre-tax earnings growth and pre-tax ROIC are the measures that most directly align with the creation of long-term shareholder value. Specifically, the Committee considered the use of TSR and relative TSR as a long-term incentive performance measure. But given our focus on earnings growth and difficulties of choosing a peer group of companies engaged in businesses similar to Johnson Controls for purposes of a comparator group for relative TSR, the Committee instead chose to maintain the long-standing focus on operating metrics—pre-

tax earnings growth and pre-tax ROIC—which are fundamental to long-term value creation for our company. These financial performance measures tie to our results reflected in our annual financial statements (as included in the Annual Report on Form 10-K), which are subject to an independent review by PricewaterhouseCoopers.

Although TSR aligns executives with shareholders, the Committee determined that operating measures are more directly aligned with the achievement of the strategic plan, and that because executives receive a significant portion of their compensation in the form of equity, executives will place appropriate focus on Total Shareholder Return.

Similar to the approach it took for the AIPP for fiscal year 2013, the Committee created a simpler plan design for LTIPP performance metric weightings for fiscal year 2013 awards (compared to the use of matrices in fiscal year 2012 and prior years), with separately weighted measures. The awards weight pre-tax earnings growth and pre-tax ROIC 80% and 20% respectively, reflecting the Committee’s emphasis on long-term earnings growth as a key driver of our performance.

Strengthening Performance Awards that Drive Long-Term Success

Performance-based equity awards are tied to a NEO’s performance over a three-year performance cycle. Target opportunities will continue to be based on the following metrics:

•Pre-tax earnings growth

•Pre-tax Return on Invested Capital (ROIC)

Measures link directly to both our income statement and balance sheet and have a significant impact on long-term stock price and on meeting the investing community’s expectations.

Furthermore, to emphasize the long-term nature of the program, the Committee set fixed annual goals for each year of the three-year performance cycles of the LTIPP at the start of the cycle rather than setting new goals at the start of each fiscal year. In contrast to the fiscal year 2012 LTIPP plan design, the performance of each year within the three-year performance cycle is equally weighted in determining overall performance.

Performance Measure Definitions

Return on Invested Capital (ROIC)

We define ROIC as income before income taxes adjusted by total financing costs and certain significant non-recurring items, such as gain or loss on divestitures, acquisition income, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, excluding acquisitions and divestitures.

Year-over-Year Pre-Tax Earnings

We define pre-tax earnings as income before income taxes, adjusted for certain significant non-recurring items, such as gain or loss on divestitures, acquisitions, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

FY 2013 Long-Term Incentive Program Award Decisions

The table below summarizes the fiscal years 2013-2015 LTIPP targets for our executives. Following our performance incentive target setting philosophy, during our process for establishing targets for fiscal years 2013-2015, the Committee reviewed the following data:

•	Our financial strategic plan;
•	Analyst growth expectations for our company versus those of our Compensation Peer Group; and
•	Projected earnings data from our Compensation Peer Group and the broader S&P’s 500 Stock Index.

Based on its review of the above information, the Committee chose to set the earnings thresholds, targets and maximums for the LTIPP performance period from fiscal year 2013 to 2015 using guidance from the projected earnings data. The Committee chose to set the ROIC thresholds, targets and maximum relative to our strategic plan. This approach ensures competitive incentive compensation is provided based on market competitive performance while continuing to focus on our strategic long-term deliverables.

FISCAL YEAR 2013 LTIPP GRANT (Fiscal Years 2013-2015)

Measure		Weighting	Threshold	Target	Maximum

Year-over-Year Pre-Tax Earnings Growth (FY2013-FY2015)		80%	3.0%	7.0%	15.0%

Pre-Tax ROIC	FY2013	20%	16.5%	17.4%	18.3%
	FY2014		17.3%	18.2%	19.1%
	FY2015		17.9%	18.8%	19.7%

FY 2013 LTIPP Award Payouts

For fiscal year 2013, NEOs were eligible for a payout under LTIPP cash awards that we made in fiscal year 2011 that reflected performance over the three-year performance cycle of fiscal years 2011 to 2013. Based on performance relative to the goals that we established for fiscal year 2013, the payout specific to fiscal year 2013 performance was 182.5% of target based on pre-tax earnings growth and pre-tax ROIC that fell above target for the year. For fiscal year 2013, the objectives and actual results based on pre-tax earnings growth and pre-tax ROIC are shown in the chart below.

Long-Term Incentive Performance Plan – Fiscal Year 2013 Goals and Payout Factor

Award	Pre-Tax Earnings Growth	Pre-Tax ROIC

Threshold	3%	16.5%

Target	7%	17.4%

Maximum	15%	18.3%

Fiscal Year 2013 Results	13.3%	18.6%

As shown in the table below, the payouts relating to fiscal years 2011 to 2013 were 193.3%, 77.6% and 182.5% of target, respectively. Applying the annual weighting for each year produced an aggregate payout for the LTIPP for the fiscal years 2011 to 2013 performance cycle of 149.3% of target.

Payout for Fiscal Year 2013 (2011-2013 Performance Cycle)

Fiscal Year	Pre-Tax Earnings Growth Target	Pre-Tax Earnings Growth Actual	ROIC Target	ROIC Actual	Performance Factor (percentage of target)	Annual Weighting	Annual Weighted Performance
2013	7.0%	13.3%	17.4%	18.6%	182.5%	3/6	91.2%
2012	10.0%	9.7%	19.6%	16.7%	77.6%	2/6	25.9%
2011	3.0%	21.4%	18.7%	18.5%	193.3%	1/6	32.2%

Actual LTIPP Payout for 2011-2013 Performance Cycle (paid upon completion of 2013 fiscal year)							149.3%

The performance in fiscal year 2013 will impact the payout for the performance cycle ending in fiscal year 2014 under the LTIPP award that we granted in fiscal year 2012.

Stock Options and Restricted Stock

Awarding stock options and restricted stock reflects our executive compensation philosophy and the principle of pay for performance. By awarding stock options and restricted stock, we link long-term incentives directly to our stock price. If our stock price decreases, so does the value of the executive officer’s compensation. Stock options and restricted stock also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

For fiscal year 2013, our policy on granting equity awards stated that the annual granting of stock options and restricted stock occurs, and is effective, on the fifth business day of the fiscal year. Any subsequent stock option grants that occurred would be effective on the date of a regularly scheduled Committee meeting. Executive officers or the release of public information have no bearing or influence on the timing of stock option granting. During fiscal year 2013, based on market trends, our Committee approved a change to our policy on granting equity awards. Beginning in fiscal year 2014, all annual equity grants will occur at the November Committee meeting.

As mentioned previously, the overall long-term incentive compensation mix for 2013 consists of 50% performance-based share units, 25% stock options and 25% restricted stock.

Stock Option Determination and Vesting

Stock options are valued using a Black-Scholes valuation. Fifty percent of each stock option award vests two years after the date of grant, and the other 50% vests three years after the date of grant. Stock option vesting is subject to continued employment, with earlier vesting upon retirement, and stock options have a ten-year exercise term.

Restricted Stock Determination and Vesting

Restricted stock is valued based on the price of our stock at the date of grant. Fifty percent of each restricted stock award vests two years after the date of grant, and the other 50% four years after the date of grant and are subject to continued vesting for executive officers who retire. Based on shareholder input and market trends, beginning in fiscal year 2014 vesting of restricted stock will occur 100% after three years.

FY 2013 Stock Option and Restricted Stock Award Decisions

We granted stock options that we awarded to executives in fiscal year 2013 under the 2007 Stock Option Plan. The exercise price of fiscal year 2013 stock options is equal to the closing price of our common stock on the date of the grant. The Committee does not engage in, or permit, “backdating” or repricing of stock options, all of which are strictly prohibited. We will make stock option grants for fiscal year 2014 and beyond under the 2012 Omnibus Incentive Plan approved by Shareholders in January 2013 which prohibits backdating, repricing, or cash buyouts of stock options.

For the fiscal year 2013-2015 three-year performance period, we established a 3-year fixed goal for long-term incentive performance measures, with awards granted in performance-based share units.

In response to shareholder feedback, we set fixed annual goals at the start of the 3-year period rather than resetting goals annually.

Payouts beginning in 2015 for the LTIPP will be in shares rather than in cash.

Changes to Granting of Stock Options and Restricted Stock

In response to shareholder feedback, the Committee has made efforts to create a stronger, more direct link between compensation and performance. Beginning in fiscal year 2013, more weight has been placed on performance-based equity. This includes both stock options and performance-based share units within the overall long-term incentive mix.

In addition, based on shareholder input and market trends, beginning in fiscal year 2014 vesting of restricted stock will occur 100% after three years.

Special Stock Option and Restricted Stock Awards

We use other types of equity awards such as restricted stock or restricted stock units (“RSUs”) infrequently for purposes of recruitment, retention or recognition. Vesting for these awards typically occurs after five years and in all cases the awards are forfeited if the participant voluntarily terminates employment prior to vesting. In September 2013, the Committee approved a grant under the Company’s Omnibus Incentive Plan of 60,000 RSUs to Mr. McDonald. The RSUs, which are subject to forfeiture until the fifth anniversary of the grant date, are designed to recognize this key executive for his strong current and expected future contributions to our company and to serve as an incentive to provide continuity during the CEO transition.

Retirement

Grounded in the market practices of our Compensation Peer Group and general industry data, retirement benefits are also a critical element to the competitiveness of an executive compensation program. Johnson Controls provides three retirement benefit plans to all U.S. salaried employees; NEOs are eligible for an additional plan.

Retirement Benefit Plans

Johnson Controls provides retirement benefits to help NEOs prepare financially for retirement. NEOs are eligible for the following retirement benefit plans:

• Pension Plan (plan will be frozen beginning January 1, 2015)

• 401(k) Plan (available to all employees)

• Retirement Restoration Plan (available to all employees)

• Executive Deferred Compensation Plan

Pension Plan

All U.S. salaried employees hired before January 1, 2006, participate in the pension plan. Employees with five years of employment are eligible to receive certain benefits upon retirement. Beginning January 1, 2015, this plan will be frozen and employees including NEOs will no longer accrue future pension benefits under this plan. Therefore, compensation earned after December 31, 2014, does not count in determining average compensation under the pension plan formula. Employees who were originally York International Corp. employees, including Mr. Myers, do not receive credit towards the pension plan for their service after December 31, 2003.

All current NEOs participate in the pension plan, with the exception of Dr. Bolzenius. Under an agreement negotiated with Dr. Bolzenius at the time of his employment, Johnson Controls will continue to recognize Dr. Bolzenius’ German pension agreement, which provides benefits consistent with those given to senior executives of a German company.

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including NEOs other than Dr. Bolzenius. Participants can contribute up to 25 percent of their compensation on a pre-tax basis; however, executive officers can contribute only up to 6 percent of their compensation. Based on company performance, Johnson Controls matches 75 percent to 100 percent of each dollar an employee contributes, up to 6 percent of the employee’s eligible compensation.

However, employees that we hired on or after January 1, 2006, or who were originally York employees and no longer receive service credit under the pension plan, receive a varied annual retirement contribution. This group of employees includes Mr. Myers who was originally a York employee. The contribution for this group of employees is between one percent to seven percent of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

All NEOs participate in the 401(k) plan, with the exception of Dr. Bolzenius who waived his participation in the plan. In exchange, Johnson Controls agreed that Dr. Bolzenius will continue to accrue benefits under his German pension agreement.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits Johnson Controls can provide to employees under the pension plan, the 401(k) plan and annual retirement contribution. Thus, Johnson Controls sponsors the Retirement Restoration Plan, which allows all employees to obtain the full intended benefit from the pension and 401(k) plans without regard to the Internal Revenue Code limits.

All employees, including NEOs, are eligible for the Retirement Restoration Plan, with the exception of employees hired on or after January 1, 2006, or who were originally York employees. Therefore, Mr. Myers is not eligible for the Retirement Restoration Plan as he is originally a York employee. Dr. Bolzenius is also ineligible to participate in the Retirement Restoration Plan as a result of his waiver to participate in the 401(k) plan.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists senior leaders in the management of their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan.

Other benefits

We provide perquisites to help executive officers be more productive and be efficient, and to provide protection from potential business risks. Perquisites are limited in amount, and we maintain a strict policy regarding eligibility and use of these benefits. There are no exceptions outside of this policy. For fiscal year 2013, our NEOs received personal financial planning, club dues, and personal use of a company airplane. Dr. Bolzenius also received a payment under an arrangement similar to a tax-equalization arrangement, as we describe further below under “Tax Equalization”. Personal use of a company airplane is minimal and the aggregate value of this perquisite for all named executives in fiscal year 2013 was less than $20,000 in total.

The Committee periodically reviews competitive market data to ensure that perquisites in our executive compensation program are standard and within market practice. Additionally, the Committee annually reviews the use of perquisites to ensure adherence to our policy.

Executive officers are also eligible for two additional perquisites: (1) the company vehicle policy, which is offered to all senior leadership and provides for personal use of a vehicle (the type of vehicle varies by leadership level and is limited to vehicles that use our automotive seating and interiors products), and (2) the executive physical examination program that offers executive officers an annual comprehensive physical examination within a compressed time period.

Executive Survivor Benefits Plan

NEOs hired before September 15, 2009, are eligible for the Executive Survivor Benefits Plan. Under this plan, if a participating executive officer dies while he or she is an employee, Johnson Controls will make certain payments to his or her beneficiary. This benefit is offered to executive officers in place of regular group life insurance coverage and any other executive life insurance policy. All benefits under our Executive Survivor Benefits Plan cease upon retirement or other termination. NEOs hired after September 15, 2009, participate in our regular group life insurance coverage.

Employment and Change of Control Agreements

Johnson Controls enters into employment and change of control agreements with all of our executive officers to define their right to terminate employment and protect the company from certain business risks such as threats from competitors, loss of confidentiality or trade secrets, disparagement and solicitation of employees.

Employment agreements protect executive officers from risks by providing:

•  Economic stability that enables executive officers to focus on the performance of duties

•  Death or disability payments and benefits in the event of certain terminations of employment

•  Payments and benefits, if eligible, in the event of a change of control in our company

Changes to Employment and Change of Control Agreements

In response to shareholder feedback, Johnson Controls has revised all of its employment agreements to eliminate (1) all excise tax gross-up payments, and (2) the trigger that allowed for an executive officer to voluntarily terminate his employment within a 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for “good reason”.

During fiscal year 2012, we revised our employment agreements with senior executive officers to eliminate all excise tax gross-up payments in the event of a change of control of our company. We also eliminated the trigger that allowed for an executive officer to voluntarily terminate his or her employment within the 30-day period beginning on the first anniversary of a change of control and receive benefits corresponding to a termination for “good reason.” We did not compensate executive officers for these changes. In addition, the new Omnibus Incentive Plan changed the treatment of equity awards in the event of a change of control to require double-trigger equity vesting. Double-trigger equity vesting requires both a change of control and executive termination to vest the equity awards. These changes to the employment agreements will help retain key NEOs after a change of control and encourage NEOs to maximize the value of the transaction for shareholders in the long term.

Tax Equalization

As previously disclosed on a Current Report on Form 8-K filed on December 6, 2012, to protect Dr. Bolzenius from negative tax consequences resulting from his relocation from Germany to the United States at the Company’s request, in November 2012 we entered into an arrangement with Dr. Bolzenius similar to a tax-equalization program relating to taxes that the German government claimed on compensation we paid to Dr. Bolzenius and future taxes that Dr. Bolzenius will pay to non-U.S. jurisdictions on compensation that we pay to him. Dr. Bolzenius paid United States taxes on all of his compensation for 2007 and subsequent years. In 2012, the German government assessed Dr. Bolzenius and one of our German subsidiaries for taxes on a portion of Dr. Bolzenius’ compensation for 2007 through 2010. Under one term of the arrangement, we are paying a portion of the non-U.S. tax liability sufficient to permit Dr. Bolzenius to maintain his U.S. net income on compensation that we paid to him for 2007 and subsequent years. We also purchased at their estimated fair value the full amount of the U.S. tax refunds expected to result from Dr. Bolzenius’ claim of foreign tax credits following payments of the German tax liability for 2007 through 2010. We did not provide Dr. Bolzenius with a tax gross-up in connection with this arrangement.

Risk Assessment

To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans.

Reviewing Our Compensation Program for Risk

After reviewing our compensation program, the Committee has determined that our program (including each individual element) is unlikely to place the company at material risk. The review indicated several of our current practices effectively mitigate risk and promote performance, including:

•  A balanced mix of pay elements that ties pay to performance

•  Appropriate caps on incentives

•  Use of multiple performance measures in the annual and long-term incentive plans

•  Use of performance measures that are based on our Annual Report and Form 10-K filing

•  Committee discretion and oversight

•  Significant stock ownership guidelines

•  Appropriate use and provisions of severance and change of control agreements

•  Limited and appropriate perquisites

•  Provisions of the clawback policy

•  No excise tax gross-up payments

Clawback Provisions

Johnson Controls implemented the Executive Compensation Incentive Recoupment (Clawback) Policy during fiscal year 2009. Under the policy, the Committee requires all executive officers elected by the Board to reimburse any incentive awards if:

•	The awards were based on that performance period’s financial results and became the subject of a material restatement, other than a restatement due to changes in accounting policy

•	The Committee believes the elected officer engaged in conduct that caused, or even partially caused, the need for the restatement

•	A lower payment could have been made to the elected executive officer based upon the restated financial results.

If there is a material restatement of financial statements, the Committee must also seek to recover any compensation from the Chief Executive Officer and Chief Financial Officer, to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

FY 2013 Executive Compensation Incentive Recoupment Review and Change

For fiscal year 2013, the Committee revised the Executive Compensation Incentive Recoupment Policy to include the ability to claw back performance-based share units in addition to cash performance incentives. We will continue to monitor developments under the Dodd-Frank Act, including with respect to mandatory recoupment of incentive compensation, and will comply with regulations when they are released.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under the Section 162(m) of the Internal Revenue Code. The Code limits us from deducting compensation in excess of $1 million awarded to the principal executive officer or to the other three highest-paid executive officers. One exception to the code is if compensation meets the requirements to qualify as performance-based compensation.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, thus minimizing the consequences of the Section 162(m) limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives. We expect that the performance-based share units introduced in fiscal year 2013 will be deductible under Section 162(m).

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2013, 2012 AND 2011

The following table summarizes the compensation earned in the fiscal years noted by our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were officers as of the end of the fiscal year ended September 30, 2013. We refer to these officers as our “named executive officers” or “NEOs”.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(1)(3) ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total(6) ($)

Stephen A. Roell Chairman of the Board, President and Chief Executive Officer	2013	1,514,100	7,141,252	2,191,332	7,670,000	0	192,107	18,708,791
	2012	1,470,000	2,226,120	4,165,640	4,128,000	8,975,955	417,161	21,382,876
	2011	1,406,000	3,151,800	4,590,450	7,540,000	5,349,200	303,075	22,340,525

Alex A. Molinaroli Vice Chairman	2013	966,333	4,001,741	1,184,040	3,450,000	0	270,255	9,872,369
	2012	825,000	627,880	1,115,000	1,407,000	2,493,237	143,061	6,611,178
	2011	750,000	840,480	1,227,150	2,387,000	1,234,587	114,375	6,553,592

R. Bruce McDonald Executive Vice President and Chief Financial Officer	2013	855,000	4,739,119	641,784	2,592,000	0	113,783	8,941,686
	2012	830,000	642,150	1,248,800	1,390,000	1,073,096	170,028	5,354,074
	2011	800,000	840,480	1,363,500	2,612,000	499,872	131,947	6,247,799

C. David Myers Vice President and President, Building Efficiency	2013	917,000	2,064,599	634,062	2,940,000	0	221,071	6,776,732
	2012	890,000	627,880	1,195,280	1,343,000	75,861	270,255	4,402,276
	2011	860,000	840,480	1,363,500	2,401,000	24,438	220,158	5,709,576

Beda Bolzenius Vice President and President, Automotive Experience Seating(7)	2013	830,000	2,088,319	641,784	1,579,000	408,757	90,040	5,637,900
	2012	830,000	642,150	1,248,800	956,000	1,292,671	20,838	4,990,459
	2011	802,000	840,480	1,363,500	2,485,000	0	17,394	5,508,374

(1) We have not reduced amounts that we show to reflect a NEO’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferral plans.

(2) Amounts reflect the aggregate grant date fair value of restricted stock awards and performance-based share unit awards (in the “Stock Awards” column) and option awards (in the “Option Awards” column), in each case computed in accordance with FASB ASC Topic 718. In the case of performance-based share units, the amounts shown in the Stock

Awards column are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, as follows: Mr. Roell — $4,760,000; Mr. Molinaroli — $2,655,000; Mr. McDonald — $1,392,000; Mr. Myers — $1,377,000; and Dr. Bolzenius — $1,392,000. The values of the performance-based share unit awards at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Roell — $9,520,000; Mr. Molinaroli — $5,310,000; Mr. McDonald — $2,784,000; Mr. Myers — $2,754,000; and Dr. Bolzenius — $2,784,000. In the case of Mr. McDonald, the amount shown in the Stock Award column includes 60,000 restricted stock units that we granted in September 2013 to recognize this key executive for his strong current and expected future contributions to our company and to serve as an incentive to provide continuity during the CEO transition as we discuss in the Compensation Discussion and Analysis under the heading “Stock Options and Restricted Stock – FY 2013 Stock Option and Restricted Stock Award Decisions”. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2013, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 21, 2013, includes assumptions that we used in the calculation of these amounts

(3) Amounts reflect the cash awards to the NEOs which we discuss in further detail in the Compensation Discussion and Analysis under the headings “Annual Incentive Performance Plan” and “Long-Term Incentive Performance Plan”. Our NEOs earned the amounts shown based on performance during fiscal years 2011-2013. We paid these amounts after our fiscal year-end (September 30, 2013).

(4) Amounts reflect the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans that we have established, determined as of the measurement dates we used for financial statement reporting purposes for fiscal year 2013 and using interest rate and mortality rate assumptions consistent with those that we used in our financial statements. The amounts include benefits that the NEO may not currently be entitled to receive because the executive is not vested in such benefits. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. Changes in the present value of the NEO’s benefits are the result of the assumptions applied (and discussed in footnote 1 to the pension table) and the value of executive compensation received over the previous five year period. No NEO received preferential or above market earnings on nonqualified deferred compensation. Actual change in pension values were as follows: Mr. Roell – (1,455,228); Mr. Molinaroli – ($163,210); Mr. McDonald – ($43,047); Mr. Myers – ($32,602).

(5) Amounts reflect reimbursements with respect to financial planning, personal use of a vehicle, relocation expenses, executive physicals, personal use of our aircraft and club dues. (We discuss these benefits further under the heading “Other Benefits” on page 40.) Amounts for fiscal 2013 also reflect our matching contributions under our qualified and nonqualified retirement plans, as follows: Mr. Roell — $134,956; Mr. Molinaroli — $65,768; Mr. McDonald —$61,931; and Mr. Myers — $131,931. The amount shown for Mr. Roell includes $30,000 for financial planning and $12,290 for club memberships. The amount shown for Mr. Molinaroli includes $13,309 for club memberships. The amount shown for Mr. McDonald includes $3,350 for financial planning and $35,334 for club memberships. The amount shown for Dr. Bolzenius includes $7,979 for club memberships. For Dr. Bolzenius, this column also includes $73,621 that we paid under an arrangement that we entered into to protect Dr. Bolzenius from negative tax consequences resulting from his 2007 relocation to the United States that is similar to a tax-equalization program relating to taxes that the German government claimed on compensation that we paid to him and other non-U.S. taxes on current compensation that we paid to him. This arrangement is further described under the heading “Tax Equalization” on page 41. We did not provide Dr. Bolzenius with a tax gross-up in connection with this arrangement.

(6) Because the “double” LTIPP reporting issue exists for all NEOs, compensation totals for fiscal year 2013 are elevated on average 16% from actual annual total compensation excluding the payout for fiscal year 2013 under the old cash-based long-term incentive awards. The reported total compensation will fall, all else remaining equal, when the performance periods for the outstanding cash LTIPP grants end after fiscal year 2014.

(7) Dr. Bolzenius’ change in pension value is calculated in Euros (based on his German Pension Agreement). For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using a fixed exchange rate of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2013

The following table contains information concerning the plan-based equity and non-equity awards that we granted to our NEOs in fiscal year 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options(3) (#)	All Other Option Awards: Number of Shares of Stock(4) (#)	Exercise or Base Price of Option Awards(5) ($/Share)	Grant Date Fair Value of Stock and Option Awards(6) ($)

Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)

Stephen A. Roell	10/5/2012	-	-	-	-	-	-		255,400	27.85	2,191,300
	10/5/2012	-	-	-	-	-	-	85,500	-	27.85	2,281,200
	N/A(7)	1,060,000	2,650,000	5,299,000	-	-	-	-	-	-	N/A
	1/23/2013	-	-	-	77,450	154,900	309,800	154,900	-	30.73	4,760,000

Alex A. Molinaroli	10/5/2012	-	-	-	-	-	-	-	72,900	27.85	625,500
	1/23/2013	-	-	-	-	-	-	-	65,100	30.73	558,600
	10/5/2012	-	-	-	-	-	-	24,300	-	27.85	676,800
	1/23/2013	-	-	-	-	-	-	21,800	-	30.73	669,900
	N/A(6)	550,000	1,375,000	2,750,000	-	-	-	-	-	-	N/A
	1/23/2013	-	-	-	43,200	86,400	172,800	86,400	-	30.73	2,655,100

R. Bruce McDonald	10/5/2012	-	-	-	-	-	-		74,800	27.85	641,800
	10/5/2012	-	-	-	-	-	-	25,000		27.85	696,300
	N/A(6)	385,000	962,000	1,924,000	-	-	-	-	-	-	N/A
	1/23/2013	-	-	-	22,650	45,300	90,600	45,300	-	30.73	1,392,000
	9/24/2013	-	-	-	-	-	-	60,000	-	42.98	2,578,800

C. David Myers	10/5/2012	-	-	-	-	-	-		73,900	27.85	634,000
	10/5/2012	-	-	-	-	-	-	24,700		27.85	687,900
	N/A(6)	413,000	1,032,000	2,063,000				-	-	-	N/A
	1/23/2013	-	-	-	22,400	44,800	89,600	44,800	-	30.73	1,376,700

Beda Bolzenius	10/5/2012	-	-	-	-	-	-		74,800	27.85	641,800
	10/5/2012	-	-	-	-	-	-	25,000	-	27.85	696,300
	N/A(6)	374,000	934,000	1,868,000	-	-	-	-	-	-	N/A
	1/23/2013	-	-	-	22,650	45,300	90,600	45,300	-	30.73	1,392,100

(1) These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Annual Incentive Performance Plan” in the Compensation Discussion and Analysis. We granted the annual incentive awards for fiscal year 2013 at the beginning of fiscal year 2013 as we describe in the Compensation Discussion and Analysis. The threshold amount assumes zero payout from the discretionary portion of the award, while both target and maximum amounts assume full payout from the discretionary portion of the award.

(2) These columns show the range of potential payouts for the performance-based share units that we described in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion and Analysis. We granted the performance-based share units for fiscal year 2013 effective in January 2013 as we describe in the Compensation Discussion and Analysis. The number of performance-based share units that are earned, if any, will be based on performance for fiscal years 2013 to 2015 and will be determined after the close of fiscal year 2015.

(3) The amounts shown in this column reflect the number of shares of restricted stock we granted to each NEO pursuant to the 2001 Restricted Stock Plan or 2012 Omnibus Incentive Plan. The grant vests 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date, contingent on the NEO’s continued employment. In the case of Mr. McDonald, the amount shown in the Stock Award column includes 60,000 restricted stock units that we granted in September 2013 to recognize this key executive for his strong current and expected future contributions to our company and to serve as an incentive to provide continuity during the CEO transition as we discuss in the Compensation Discussion and Analysis under the heading “Stock Options and Restricted Stock – FY 2013 Stock Option and Restricted Stock Award Decisions”.

(4)The amounts shown in this column reflect the number of stock options we granted to each NEO pursuant to the 2007 Stock Option Plan or 2012 Omnibus Incentive Plan. The stock options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEO’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)We awarded the fiscal year 2013 stock option grants to the NEOs with an exercise price per share equal to our closing stock price on the date of grant.

(6)Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2013, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 21, 2012, includes assumptions that we used in the calculation of these amounts.

(7) The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2013, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Annual Incentive Performance Plan.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2013 YEAR-END

The following table contains information concerning equity awards held by our NEOs that were outstanding as of September 30, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(3)
Stephen A. Roell					265,000	10,997,500	308,800	6,428,400
	375,000	-	40.21	10/1/2017
	550,000	-	28.79	10/1/2018
	610,000	-	24.87	10/1/2019
	252,500	252,500	30.54	10/1/2020
	-	467,000	28.54	10/7/2021
		255,400	27.85	10/5/2022
Alex A. Molinaroli					91,350	3,791,000	172,800	3,585,600
	90,000	-	40.21	10/1/2017
	145,000	-	28.79	10/1/2018
	155,000	-	24.87	10/1/2019
	67,500	67,500	30.54	10/1/2020
	-	125,000	28.54	10/7/2021
		72,900	27.85	10/5/2022
		65,100	30.73	1/23/2023
R. Bruce McDonald					133,000	5,519,500	90,600	1,880,000
	150,000	-	20.5633	11/17/2014
	225,000	-	22.5617	11/16/2015
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	170,000	-	24.87	10/1/2019
	75,000	75,000	30.54	10/1/2020
	-	140,000	28.54	10/7/2021
		74,800	27.85	10/5/2022
C. David Myers					69,950	2,902,900	89,600	1,859,200
	120,000	-	24.3667	1/3/2016
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	170,000	-	24.87	10/1/2019
	75,000	75,000	30.54	10/1/2020
	-	134,000	28.54	10/7/2021
		73,900	27.85	10/5/2022
Beda Bolzenius					70,750	2,936,100	90,600	1,880,000
	192,000	-	23.965	10/2/2016
	120,000	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	170,000	-	24.87	10/1/2019
	75,000	75,000	30.54	10/1/2020
	-	140,000	28.54	10/7/2021
		74,800	27.85	10/5/2022

(1) We granted options listed in this column ten years prior to their respective expiration dates. The options vest 50% on the second anniversary date of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment.

(2) Restricted stock vesting dates are as follows: Mr. Roell – 39,000 shares vested on October 7, 2013; 56,500 shares vested on November 2, 2013; 42,750 shares will vest on October 5, 2014; 45,000 shares will vest on November 1, 2014; 39,000 shares will vest on October 7, 2015; and 42,750 shares will vest on October 5, 2016; Mr. Molinaroli –11,000 shares vested on October 7, 2013; 11,250 shares vested on November 2, 2013; 12,150 shares will vest on October 5, 2014, 12,000 shares will vest on November 1, 2014; 10,900 shares will vest on January 23, 2015; 11,000 shares will vest on October 7, 2015; 12,150 shares on October 5, 2016; and 10,900 shares will vest on January 23, 2017; Mr. McDonald –11,250 shares vested on October 7, 2013; 13,500 shares vested on November 2, 2013; 12,500 shares will vest on October 5, 2014, 12,000 shares will vest on November 1, 2014; 11,250 shares will vest on October 7, 2015; 12,500 shares on October 5, 2016; and 60,000 shares will vest on September 24, 2018; Mr. Myers –11,000 shares vested on October 7, 2013; 11,250 shares vested on November 2, 2013; 12,350 shares will vest on October 5, 2014, 12,000 shares will vest on November 1, 2014; 11,000 shares will vest on October 7, 2015; 12,350 shares on October 5, 2016; Dr. Bolzenius –11,250 shares vested on October 7, 2013; 11,250 shares vested on November 2, 2013; 12,500 shares will vest on October 5, 2014, 12,000 shares will vest on November 1, 2014; 11,250 shares will vest on October 7, 2015; 12,500 shares on October 5, 2016.

(3) We calculated the market value of shares of stock that have not vested and performance-based share units that have not been earned based on the September 30, 2013 closing market price for a share of our common stock, which was $41.50 .

(4) Awards of performance-based share units were effective in January 2013. The performance-based share units will be earned or forfeited based on our performance from fiscal year 2013 through fiscal year 2015. Performance for fiscal year 2013 was at 182.5%; therefore, the maximum amounts are shown.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013

The following table provides information about stock options that our NEOs exercised and restricted stock that vested in fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen A. Roell	1,116,000	17,024,608	45,000	1,221,402
Alex Molinaroli	90,000	1,130,427	12,000	325,707
R. Bruce McDonald	72,000	1,048,205	12,000	325,707
C. David Myers	-	-	12,000	325,707
Beda Bolzenius	165,000	2,440,345	12,000	325,707

(1) Amounts represent the product of the number of shares an officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividends released.

PENSION BENEFITS AS OF SEPTEMBER 30, 2013

The following table sets forth certain information with respect to the potential benefits to our NEOs under our qualified pension and retirement restoration plans as of September 30, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Stephen A. Roell	Johnson Controls Pension Plan	30.75	1,458,259	-
	Retirement Restoration Plan	30.75	25,780,546	-
Alex A. Molinaroli	Johnson Controls Pension Plan	28.75	819,303	-
	Retirement Restoration Plan	28.75	5,112,299	-
R. Bruce McDonald	Johnson Controls Pension Plan	11.92	328,062	-
	Retirement Restoration Plan	11.92	2,508,655	-
C. David Myers	Johnson Controls Pension Plan(2)	10.83	264,326	-
Beda Bolzenius(3)	German Pension Arrangement	-	4,071,346	-

(1) We calculated the amounts reflected in this column for all NEOs other than Dr. Bolzenius using the following assumptions: A calculation date of September 30, 2013, a 4.90% discount rate, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years (Mr. Myers’ assumed retirement age is 62), and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2013. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. We calculated the amount reflected in this column for Dr. Bolzenius using the assumptions described below under “German Pension Arrangement.”

(2) Mr. Myers is a participant in the Johnson Controls Pension Plan as a historic York Plan participant.

(3) Dr. Bolzenius has a German Pension Arrangement. Dr. Bolzenius’ pension benefit will be paid in Euros. For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007 of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

Johnson Controls Pension Plan – The Johnson Controls Pension Plan is a defined benefit pension plan that provides benefits for most of our non-union U.S. employees, including our eligible NEOs. Our Pension Plan has two components: (1) a component that covers Johnson Controls employees hired prior to January 1, 2006, other than York employees, and (2) a component that covers York employees who were participants in the York International Pension Plan Number One, which was merged into the Pension Plan effective December 31, 2006.

Employees we hired prior to January 1, 2006 (other than York employees) automatically became participants in our Pension Plan in the month in which they were hired. Employees hired on or after January 1, 2006, are not eligible to participate in the Pension Plan.

Subject to certain limitations that the Internal Revenue Code imposes, the monthly retirement benefit payable under our Pension Plan to participants other than the York employees, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years).

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls participants is age 65. The benefits of all of our NEOs, except Mr. Myers and Dr. Bolzenius are calculated using this formula.

For York employees, including Mr. Myers, participating in our Pension Plan, the monthly benefit payable at normal retirement age in a single life annuity is $25 times years of credited service, or if greater, an amount equal to 1/12th of the following:

•	1.6% of final average compensation minus 1% of the participant’s primary Social Security benefit payable at normal retirement age, times years of credited service (up to 30 years), plus

•	0.50% of final average compensation times years of credited service in excess of 30, but not more than 40, years.

Service after December 31, 2003, does not count as credited service in this formula. For purposes of this formula, compensation means the participant’s taxable compensation, plus contributions to a 401(k) plan and 50% of the amount that the participant deferred under a nonqualified deferred compensation plan, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2014. Normal retirement age for York participants is age 65. Mr. Myers is the only NEO whose benefits are calculated using this formula.

Participants in our Pension Plan generally become vested in their pension benefits upon completion of 5 years of service. Our Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows:

•	If a Johnson Controls participant terminates employment prior to age 55, then the reduction is 5% for each year that benefits begin before their social security retirement age. If a Johnson Controls participant terminates employment on or after age 55 and after completing ten years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age.

•	If a York participant terminates employment prior to age 55, then the benefit is actuarially reduced for each year earlier than the normal retirement age. If a York participant terminates employment on or after age 55, then benefits are reduced 7% for each year that benefits begin before age 62 and 6% for each year that benefits begin before age 59.

Mr. Roell is currently eligible for early retirement under the Pension Plan.

German Pension Arrangement – We have entered into a supplemental agreement with Dr. Bolzenius that provides for retirement benefits. We refer to the supplemental agreement as the “German Pension Arrangement.” The German Pension Arrangement entitles Dr. Bolzenius to credit for one pension “unit” for each year since November 2, 2004 that he has been an employee of our subsidiary, Johnson Controls GmbH. The values of the pension units range between 28,282€ (or $37,340 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) and 10,857€ (or $14,334 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) depending on Dr. Bolzenius’ age. The annual pension benefit, paid monthly, under the German Pension Arrangement is given by the sum of all pension units credited until the time of the termination of Dr. Bolzenius’ employment.

Dr. Bolzenius’ German Pension Arrangement provides for full benefits only if his employment terminates after age 65, but permits him to receive reduced benefits upon an eligible early retirement (age 63). Upon an early retirement, Dr. Bolzenius’ benefits are based on the acquired pension unit total would be reduced by 0.5% for each month the early retirement occurred prior to age 65. Dr. Bolzenius is not currently eligible for early retirement.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we used the following valuation method and material assumptions: We calculated the amounts reflected for Dr. Bolzenius in accordance with SFAS No. 87—Employers’ Accounting for Pensions using the following assumptions: A calculation date of September 30, 2013, a 3.55% discount rate, retirement occurring at age 65, and applicability of the RT-2005 G by K. Heubeck Mortality Tables.

Retirement Restoration Plan – Our Retirement Restoration Plan is an unfunded, nonqualified plan that provides retirement benefits above the payments that an employee, other than a York employee, will receive from our Pension Plan in those cases in which the Code’s qualified plan limits restrict the employee’s benefits. The Retirement Restoration Plan provides a benefit equal to the difference between the actual pension benefit payable under our Pension Plan and what such pension benefit would have been without regard to any Code limitation on either the amount of benefits or the amount of compensation that the benefit formula can take into account. Because Mr. Myers was a York employee, he is not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan. Dr. Bolzenius is also not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan because he is not a participant in the Johnson Controls Pension Plan.

A participant is vested in his or her Retirement Restoration Plan benefits only if vested in his or her benefits under our Pension Plan. Benefits under the Retirement Restoration Plan are payable as an annuity at the later of the participant’s termination of employment or attainment of age 55.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2013

The following table sets forth certain information with respect to participation in our nonqualified Executive Deferred Compensation Plan by our NEOs during the fiscal year ended September 30, 2013.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Stephen A. Roell	356,466	123,706	2,440,731	0	11,208,867
Alex A. Molinaroli	188,060	54,518	1,875,202	0	4,707,380
R. Bruce McDonald	983,920	50,681	5,846,050	0	16,117,774
C. David Myers	169,140	108,181	818,061	0	5,500,730
Beda Bolzenius	0	0	0	0	0

(1) Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a NEO earned in fiscal year 2013. Mr. Roell’s Executive Contributions include $75,546 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2013. Additionally, Mr. Roell’s Executive Contributions include $281,580 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2013. Mr. Roell’s Registrant Contributions include $123,706 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Molinaroli’s Executive Contributions include $42,680 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2013. Additionally, Mr. Molinaroli’s Executive Contributions include $145,620 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2013. Mr. Molinaroli’s Registrant Contributions include $54,518 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. McDonald’s Executive Contributions include $36,000 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2013. Additionally, Mr. McDonald’s Executive Contributions include $98,100 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2013. Mr. McDonald’s Registrant Contributions include $50,681 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Myers’ Executive Contributions include $39,720 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2013. Additionally, Mr. Myers’ Executive Contributions include $114,780 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2013. Mr. Myers’ Registrant Contributions include $108,181 that is also reported in the All Other Compensation column of the Summary Compensation Table.

(2) Amounts shown include the company matching contributions that we make under our Retirement Restoration Plan because the Internal Revenue Code limits such contributions under our 401(k) plan.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings include amounts relating to appreciation in the price of our common stock, and negative amounts relating to depreciation in the price of our common stock, because the deferred amounts include deferred stock units, the value of which is tied to the value of our common stock. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a NEO’s deferred compensation account subject to vesting.

(4) Amounts included in this column that have been reported in the Salary and Non-Equity Incentive Plan Compensation columns in Summary Compensation Table since fiscal year 2007 for each named executive officer are: Mr. Roell — $2,994,439; Mr. Molinaroli — $985,408; Mr. McDonald — $3,358,333 and Mr. Myers — $3,387,337.

We maintain the following two nonqualified deferred compensation plans under which executives, including our NEOs, may elect to defer their compensation. Dr. Bolzenius does not participate in the Retirement Restoration Plan because he is not a participant in the Johnson Controls Pension Plan and he has waived his participation in the 401(k) plan in exchange for continued accrual of benefits under his German pension agreement.

•	Our Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual and long-term cash bonuses and restricted stock awards.

•

Our Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) plan because of qualified plan limits that the Internal Revenue Code imposes. The Retirement Restoration Plan also credits participants with a matching contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into our 401(k) plan. The Retirement Restoration Plan also credits participants with an amount equal to the difference between the amount of retirement contribution made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits.

Under both plans, a participant may elect to have his or her cash deferrals credited to a common stock unit account or one or more investment accounts that are the same as those available under our 401(k) plan, which serve to measure the earnings that we will credit on the participant’s deferrals. Restricted stock deferrals under the Executive Deferred Compensation Plan are automatically credited to the common stock unit account until vested, after which the participant may reallocate deferrals to another investment account. Amounts allocated to the common stock unit account are credited with dividend equivalents, which are treated as if reinvested in additional common stock units.

Under both plans, deferred amounts are paid upon a participant’s termination of employment in a lump sum or up to ten year annual installments, as the participant elects.

Dividends paid on restricted stock awards that a participant has elected not to defer are also accumulated within the Executive Deferred Compensation Plan, deemed reinvested in common stock units, and paid to a participant in a lump sum when the related shares of restricted stock vest.

DIRECTOR COMPENSATION DURING FISCAL YEAR 2013

The following table provides information about the compensation that our directors earned during fiscal year 2013 and their holdings of equity awards as of September 30, 2013. The table does not include Mr. Roell, who was our Chairman of the Board, President and Chief Executive Officer during fiscal year 2013 and who received no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
David Abney	110,012	129,988	240,000
Dennis W. Archer	110,012	129,988	240,000
Robert L. Barnett(3)	27,509	32,758	60,267
Natalie A. Black	135,012	129,988	265,000
Julie Bushman(4)	97,180	114,315	211,495
Eugenio Clariond Reyes-Retana	110,012	129,988	240,000
Robert A. Cornog(3)	33,759	32,758	66,517
Richard Goodman	135,012	129,988	265,000
Jeffrey A. Joerres(5)	116,262	129,988	246,250
William H. Lacy	135,012	129,988	265,000
Mark P. Vergnano(5)	128,762	129,988	258,750

(1) Amounts shown include a portion (45.8%) of the annual retainer of $240,000 that we pay quarterly to each of our non-employee directors, and an additional annual retainer of $25,000 that we pay quarterly to the Chairperson of each of our committees of the Board and our Lead Director. In the event the Lead Director is also a Chairperson of a committee, the additional annual retainer is limited to $25,000 in total.

(2) Amounts shown in the table reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and represent a portion (54.2%) of the annual retainer of $240,000 that we pay to each of our non-employee directors. The amounts shown include a grant to each non-employee director (other than Ms. Bushman, Mr. Barnett and Mr. Cornog) of 4,230 shares of our common stock based on the closing stock price on the grant date of $30.73. Due to her becoming a new non-employee director after the beginning of fiscal year 2013, we granted Ms. Bushman 3,720 shares of our common stock with a closing price on the grant date (January 23, 2013) of $30.73. Due to their retirement from our Board as of December 31, 2012, we granted Mr. Barnett and Mr. Cornog 1,066 shares of our Common Stock with a closing price on the grant date of $30.73.

(3) Mr. Barnett and Mr. Cornog retired from our Board as of December 31, 2012.

(4) Ms. Bushman was elected as a Director on November 14, 2012.

(5) Amounts shown reflect those associated with the transitioning chair position for the Compensation Committee.

For fiscal year 2013, we paid each non-employee director $240,000 (pro-rated for partial year service) in the form of an annual retainer, $110,000 paid in cash and $130,000 in shares of common stock at the then current market price, which shares we issued under the 2003 Director Stock Plan. We pay the cash portion of the retainer quarterly in October, January, April and July. We issue the stock annually using the market closing price as of the date of the Annual Meeting. We also reimburse non-employee directors for any expenses relating to their service as directors. Additionally, we pay the Chairpersons of the Audit, Compensation, Corporate Governance and Finance Committee, as well as the Lead Director, an annual cash retainer of $25,000. For fiscal year 2013, in the event the Lead Director is also a Chairperson of a committee, the additional annual retainer is limited to $25,000 in total. Towers Watson annually conducts a competitive pay analysis to ensure that compensation paid to non-employee directors is competitive with our Compensation Peer Group and other similarly sized general industry companies. Based on Towers Watson’s analysis completed in fiscal year 2013, beginning in fiscal year 2014 the Board increased the annual retainer to $245,000, with $110,000 continuing to be paid in cash and $135,000 paid in common stock. In addition, beginning in fiscal year 2014, the Lead Director will receive an annual cash retainer of $30,000 if he/she is not a chairperson or an additional cash retainer of $15,000 if he/she is a chairperson.

We maintain a director stock ownership policy that requires our directors to hold significant amounts of our stock. Our current stock ownership policy requires our directors to hold five times the value of the common stock portion of their retainer within five years of their election or appointment to our Board. All of our directors comply with the stock ownership policy guidelines.

We permit non-employee directors to defer all or any part of their retainer under the Deferred Compensation Plan for Certain Directors. A director may elect to treat any amount deferred as if invested in any of the investment funds that are available under our tax-qualified Savings and Investment Plan or into share units. We pay the deferred amount as adjusted for earnings, losses, gains and dividends, as applicable, to the director after the director retires or otherwise ceases service on our Board, in a lump sum or up to ten year annual installments, as the director elects. Prior to October 1, 2006, under the Director Share Unit Plan, we credited stock units annually into each non-employee director’s account. Directors may now elect to treat the value of existing units as if invested in any of the accounts available under the Savings and Investment Plan.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following is a discussion of the nature and estimated value of payments and benefits that each of our NEOs would receive in the event of termination of the executive’s employment or upon a change of control. We based the estimated value of the payments and benefits that we would provide on an assumption that the termination of employment or the change of control, or both, as applicable, occurred on September 30, 2013, the last business day of our fiscal year 2013. We can only determine the actual amounts of payments and benefits that an executive officer would receive upon his termination or upon a change of control at the actual time of such event.

Employment Agreements

We have entered into an employment agreement with each of our executive officers, including each of our NEOs.

Each employment agreement contains substantially similar terms except for individual salary amounts and benefits. In addition to setting forth the terms and conditions of each NEO’s employment and the amounts payable upon the executive’s termination of employment, the employment agreements contain terms that protect the company from certain business risks, including:

•	an agreement by the executive officer to perform his/her assigned duties by devoting full time, due care, loyalty and best efforts to the duties and complying with all applicable laws and the requirements of our policies and procedures on employee conduct;

•	a prohibition on the executive officer’s competition with our company, both during employment and for a period of one year after employment;

•	a prohibition on the executive officer’s ownership of a 5% or greater interest in any of our competitors;

•	a prohibition on the executive officer’s ability to share confidential information and trade secrets, both during employment and for two years after employment; and

•	a requirement that disputes related to the employment agreement be settled through arbitration instead of potentially costly litigation.

Summary of the Payments and Benefits Upon Each Termination Scenario

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if he had terminated employment on September 30, 2013, under various scenarios. These payments and benefits are generally based on the terms of the employment agreements and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, nonqualified Executive Deferred Compensation Plan, Executive Survivor Benefits Plan, and the severance plan for our U.S. salaried employees.

For each termination scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs. These include distributions under our pension plan and 401(k) savings plan, disability benefits, vesting of stock option and restricted stock awards under equity plans, any salary or bonus awards due to the employee through the date of termination, pro-rated bonus awards relating to outstanding bonus awards and accrued vacation.

Voluntary Termination: A NEO may terminate his employment with us at any time. In general, upon the executive’s voluntary termination:

•	we are not obligated to provide any severance pay;

•	all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock and restricted stock units and all unearned performance-based share units; and

•	all benefits and perquisites we provide will cease.

The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 50) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 52).

Retirement and Early Retirement: None of our NEOs whom we employed on September 30, 2013 was eligible for full retirement on that date, although Mr. Roell was eligible for early retirement (which our Pension Plan defines as reaching age 55 and having 10 or more years of service). For an estimate of the value of the pension benefit for a NEO upon retirement, please see the Pension Benefits Table on page 50. In addition to such pension benefit, upon the executive’s full or early retirement:

•	we are not obligated to pay any severance;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	with respect to stock options:

the vesting of any unvested stock options that we granted to the executive under our 2000 Stock Option Plan and our 2007 Stock Option Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•	the executive will retain his shares of restricted stock and restricted stock units that had not vested at the time of retirement, and they will continue to vest on the normal vesting schedule (however, the award agreement provides that the executive will not earn the award if he engages in conduct harmful to the best interests of our company after his retirement);

•	the executive will earn performance-based share units that he held at retirement based on actual performance at the end of the performance period, but the amount will be pro-rated based on the number of days of employment during the performance period (in the case of known retirements, the pro-ration of shares occurs at grant based on the number of days of employment during the performance period);

•	if the executive (other than Dr. Bolzenius, who is not eligible for participation in the Retirement Restoration Plan) is age 65 or older, his accounts under the Retirement Restoration Plan will vest in full; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 50) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 52).

Termination for “Cause”: We may terminate the employment of a NEO for “cause” under the terms of the employment agreements. A termination for “cause” generally means a termination for theft, dishonesty, fraudulent misconduct, violation of certain provisions of the employment agreement, gross dereliction of duty, grave misconduct injurious to our company, and serious violation of the law or our policies on employee conduct. A NEO will not receive any special payments or benefits if we terminate his employment for “cause.” On the executive’s termination date, all of his outstanding stock options will immediately terminate, and we will cancel any pending option exercises. In addition, the executive will forfeit all unvested shares of restricted stock and restricted stock units and all unearned performance-based share units. The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 50) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 52).

Termination without “Cause”: If we terminate the employment of a NEO and the termination is not for “cause,” then:

•	the executive officer will receive a cash severance benefit in an amount equal to the greater of one year of the executive’s base salary as of the termination date or twice the amount payable under our severance plan for U.S. salaried employees. The severance benefit under the salaried severance plan depends upon the employee’s years of service with us, with severance starting at two weeks of base salary for an employee who has only one year of service and increasing to a maximum of 52 weeks of base salary for an employee who has 30 or more years of service;

•	all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock or restricted stock units and all unearned performance-based share units; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 50) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 52).

The following is an estimate of the severance that each NEO would receive assuming the termination without “cause” occurred on September 30, 2013:

	Stephen A. Roell	Alex A. Molinaroli	R. Bruce McDonald	C. David Myers	Beda Bolzenius
Severance	$3,028,000	$2,000,000	$855,000	$917,000	$830,000

Termination due to Disability: If a total and permanent disability causes a NEO’s termination, then:

•	we are not obligated to pay severance. Rather, the executive may be entitled to disability pay under our short- and long-term disability plans for U.S. salaried employees;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive will earn performance-based share units he held at the time of termination due to disability based on actual performance at the end of the performance period, but the amount will be pro-rated based on the number of days of employment during the performance period;

•	the executive officer will immediately vest in his accounts under the Retirement Restoration Plan;

•	if the executive is younger than age 65, then the executive will continue to be covered under the Executive Survivor Benefits Plan, the benefits of which we describe below; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of total and permanent disability, the executive also will be entitled to distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits table on page 50) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Plan table on page 52).

The following is an estimate of the retirement restoration plan benefit that arises from vesting that accelerates due to disability that each NEO would receive assuming the disability termination occurred on September 30, 2013:

	Stephen A. Roell	Alex A. Molinaroli	R. Bruce McDonald	C. David Myers	Beda Bolzenius
Retirement Restoration Plan	$0	$0	$0	$0	$0

Termination due to Death: If a NEO dies while he is our employee, then:

•	the executive officer is eligible for benefits under our Executive Survivor Benefits Plan if our Board elected him or her as an officer prior to September 15, 2009. Under the terms of the plan that were in effect at September 30, 2013, the beneficiaries of a NEO would receive a lump sum death benefit in an amount equal to three times the executive’s final base salary if the executive dies prior to age 55, or two times the executive’s base salary if the executive dies on or after age 55, plus an additional “gross-up” amount. As of September 30, 2013, the applicable multiples for the NEOs are: Mr. Roell – two times, Mr. McDonald – three times, Mr. Myers – three times, Dr. Bolzenius – three times, and Mr. Molinaroli – three times. In addition, the beneficiaries of the executive officer would receive a continuation of the executive’s base salary for a period of six months after the executive officer’s death. During fiscal year 2009, the Executive Survivor Benefits Plan was frozen to limit participation to current elected officers. Officers elected after September 15, 2009, will participate in our regular group life insurance coverage.

•	the executive’s beneficiaries will receive, at the end of the applicable performance period for each of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount the executive would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate such that the options become immediately exercisable to the extent they would have vested during the one-year period after the date of death;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive will earn performance-based share units that he held at prior to death based on actual performance at the end of the performance period, but will be pro-rated based on the number of days of employment during the performance period; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of death, the executive or the executive’s beneficiaries also will be entitled to a distribution of the executive’s vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 50) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 52).

The following is an estimate of the Executive Survivor Benefits Plan value that each NEO would receive assuming the death occurred on September 30, 2013:

	Stephen A. Roell	Alex A. Molinaroli	R. Bruce McDonald	C. David Myers	Beda Bolzenius
Executive Survivor Benefits Plan (1)	$6,509,000	$6,198,000	$5,299,000	$5,684,000	$3,371,000

(1) In determining the amount of the gross-up to include in the table above, we made the following material assumptions: a tax rate of 47.35% for Wisconsin residents and a tax rate of 43.85% for Michigan residents. During fiscal year 2009, The Committee froze this Plan to limit participation to current elected officers. No new participants are allowed.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers, including each of our NEOs. Upon a change of control of our company, the change of control agreements supersede the employment agreements. The change of control agreements generally entitle each NEO to continued employment with our company or our successor for two years following the change of control, with a base salary, bonus and other benefits at least equal to the base salary, bonus and benefits we paid or provided prior to the change of control. The change of control agreements require our executive officers to comply with confidential information covenant provisions during employment and for two years following termination of employment. The change of control agreements also provide for a severance payment and continued welfare and medical benefits upon termination of the executive’s employment under certain circumstances during the two year employment period that begins on the date of the change of control, as we explain in more detail under “Termination Upon or Following a Change of Control” below. The agreement defines a change of control as:

•	the acquisition by a person or group of 35% or more of our common stock;

•	a change in a majority of our Board without the endorsement of the new Board members by the existing Board members;

•	a reorganization, merger, share exchange or other corporate reorganization or a sale of all or substantially all of our assets, except if it would result in continuity of our shareholders of at least 50%, if no person owns 35% or more of the outstanding shares of the entity resulting from the transaction, and if at least a majority of our Board remains; or

•	approval by our shareholders of our liquidation or dissolution.

Summary of the Payments and Benefits Upon a Change of Control

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if a change of control had occurred or if both a change of control and a termination of employment had occurred, on September 30, 2013. These payments and benefits are generally based on the terms of our change of control agreements, and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, and nonqualified Executive Deferred Compensation Plan that were in place on September 30, 2013.

For each change of control scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs (such as vesting of stock option and restricted stock awards under equity plans and payments of pro-rated bonus awards relating to outstanding bonus awards).

Change of Control: In the event of a change of control of our company, which each relevant compensation and bonus plan generally defines in the same manner as under the change of control employment agreement we discuss above, on September 30, 2013 the following would have occurred as of the time of the change of control whether or not the NEO’s employment terminated:

•	the executive officer would have received a pro-rata portion of the maximum amount payable under each annual and long-term bonus award outstanding under our Annual and Long-Term Incentive Performance Plans;
•	vesting of all stock options that the executive officer then holds would have accelerated so that the options will be exercisable in full;
•	all of the executive officer’s unvested shares of restricted stock and restricted stock units would have vested; and
•	the executive’s performance-based share units will be deemed earned at the target level, but will be pro-rated based on the number of days elapsed in the performance period prior to the change of control; and
•	all amounts that the executive officer accrued under the nonqualified Executive Deferred Compensation Plan and Retirement Restoration Plan would have vested immediately and we would have paid these amounts in full in a lump sum.

The payments and the value of benefits under the change of control agreements or under any of our other plans and programs in connection with a change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes, which would cause the executive officer to pay additional federal taxes. The change of control agreement previously provided that we would pay the executive officer an additional amount, called a “gross-up payment,” necessary to offset any taxes of this type that the Internal Revenue Service imposes on the executive officer and any additional taxes on this payment. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010. Effective September 25, 2012, the Committee eliminated this provision for all agreements.

Under the new Omnibus Incentive Plan, a “double trigger” will be required for accelerated vesting of equity awards in a change of control in which the awards are assumed or replaced, meaning that, in addition to the change of control occurring, the employee’s employment must be terminated by us without cause or by the employee with good reason (if the employee has an agreement providing for good reason termination) for his or her unvested equity to become vested on an accelerated basis.

Termination Upon or Following a Change of Control: As we discuss above, we have change of control agreements with each of our NEOs. This agreement provides for a two year employment period that begins on the date of the change of control. Under the agreement,

•	if we terminate the executive officer’s employment (or our successor terminates the executive officer’s employment) other than for cause;
•	if the executive officer terminates his employment for good reason; or
•	if the executive officer’s employment ceases as a result of the executive officer’s death or disability;

in each case within the two year period then the executive officer or the executive officer’s beneficiary will receive:

•	a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of:
¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or
¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

•	payment of a pro-rata portion of the greater of the following:
¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or
¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

however, if (and only if) the executive officer’s termination occurs on the change of control date, then we will reduce this amount by the amount we paid under the Annual and Long-Term Incentive Performance Plan as a result of the change of control);

•	a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under our pension plan and our Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and
•	continued medical and welfare benefits for the remainder of the employment period.

As we describe under “Change of Control,” the payments and the value of benefits we provide under the change of control agreements or under any of our other plans or programs in connection with the change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes.

The following is an estimate of the severance and continued medical and welfare benefit value that each NEO would receive assuming the change of control and termination occurred on September 30, 2013:

	Stephen A. Roell	Alex A. Molinaroli	R. Bruce McDonald	C. David Myers	Beda Bolzenius
Severance (1)	$27,987,000	$13,596,000	$10,305,000	$11,535,000	$7,500,000
Continued Medical & Welfare Benefits (2)	$5,434,000	$1,444,000	$472,000	$31,000	$616,000

(1)	The amount reported reflects the amounts actually earned under the short- and long-term bonus awards for the performance period ending in fiscal year 2013.
(2)	The amount reflects our estimate of the cost to us of providing medical and welfare benefits for the employment period, including medical, prescription, dental, disability and life, accidental death and travel and accident insurance. The amount also includes the lump sum value of the additional benefits the NEO would have accrued during the employment period under our pension plan and our Retirement Restoration Plan.

If the executive officer terminates his employment during the employment period for other than good reason then the executive officer will receive only a payment of a pro-rata portion of the greater of the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or the sum of the annual and long-term cash bonuses for the most recently completed fiscal year.

If we terminate the executive officer’s employment for cause, then no additional pay or benefits are due.

We would have “cause” to terminate the executive officer’s employment under the change of control agreement if the executive repeatedly and deliberately fails to perform the duties of his position and does not correct such failure after notice, or if the executive officer is convicted of a felony involving moral misconduct.

The executive officer would have “good reason” to terminate employment under the change of control agreement if:

•	we assign the executive officer duties inconsistent with his position or we take other actions to reduce the executive officer’s authority or responsibilities;

•	we breach any provision of the change of control agreement relating to salary, bonus and benefits payable following the change of control;

•	we require the executive officer to relocate;

•	we terminate the executive officer’s employment other than as the agreement permits;

•	we fail to require the successor in the change of control transaction to expressly assume the agreement; or

•	we request that the executive perform an illegal or wrongful act in violation of our code of conduct.

JOHNSON CONTROLS SHARE OWNERSHIP

Security Ownership of Management

The following table lists our common stock ownership as of November 15, 2013 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially own more than 1% of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Options Exercisable Within 60 Days(2)	Stock Units(3)
Roell, Stephen A.	2,966,652	2,273,500	170,854
McDonald, R. Bruce	1,366,684	1,237,000	310,511
Myers, C. David	1,189,332	979,000	39,133
Bolzenius, Beda	788,923	670,000	—
Molinaroli, Alex A.	670,607	587,500	88,447
Abney, David E.	6,775	—	18,863
Archer, Dennis W.	2,400	—	54,728
Black, Natalie A.	15,990	—	70,596
Bushman, Julie L.	3,720	—	—
Clariond Reyes-Retana, Eugenio	370,743	—	58,461
Goodman, Richard	4,507	—	23,486
Joerres, Jeffrey A.	15,921	—	80,730
Lacy, William H.	46,629	—	98,320
Vergnano, Mark P.	3,570	—	—
All Directors and Executive Officers as a group (24 persons)	10,383,100	8,325,200	1,212,552
Total percent of common stock	1.52%

(1)	Includes all shares over which the person holds or shares voting and/or investment power, and also includes the amount shown, if any, for such person in the “Options Exercisable Within 60 Days” column.

(2)	Reflects options to purchase common stock exercisable within 60 days. These amounts are included in the amount in the “Amount and Nature of Beneficial Ownership” column.

(3)	Reflects common stock equivalents under our deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one share of Johnson Controls, Inc. common stock. Units will not be distributed in the form of common stock. These amounts are not included in the amounts in the “Amount and Nature of Beneficial Ownership” column.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5% of our common stock as of November 15, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Capital World Investors (a division of Capital Research and Management Company)[1] 333 South Hope Street Los Angeles, CA 90071	39,696,000	[1]	5.80%
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	39,130,181	[2]	5.72%

[1]	Solely based on information in a Schedule 13G/A dated February 6, 2013 and filed with the SEC by Capital World Investors. The Schedule 13G/A indicates that as of February 6, 2013, Capital World Investors is the beneficial owner with sole voting power as to 26,501,000 shares and sole dispositive power as to 39,696,000 shares.

[2]	Solely based on information in a Schedule 13G/A dated February 11, 2013 and filed with the SEC by Blackrock Inc. The Schedule 13G/A indicates that as of February 11, 2013, Blackrock Inc. is the beneficial owner with sole voting power and sole dispositive power as to 39,130,181 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all reports required to be filed during fiscal year 2013 with the SEC under Section 16(a) of the Securities Exchange Act of 1934 were timely made.

OTHER MATTERS AT THE ANNUAL MEETING

The Board knows of no other matters which will be presented at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Jerome D. Okarma

Vice President, Secretary and General Counsel

Dated: December 9, 2013

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

☐ Check this box if address change, and indicate correction below:	To vote by Internet or telephone, see reverse side of this proxy card.

Proxy

2014 Annual Meeting – January 29, 2014

The Board of Directors recommends a vote “FOR” items 1 through 3.

						FOR ALL	WITHHOLD FROM ALL
1.	Elect Directors	01	Natalie A. Black	02	Raymond L. Conner
		03	William H. Lacy	04	Alex A. Molinaroli	☐	☐

EXCEPTIONS
To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.

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2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2014.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approve on an advisory basis named executive officer compensation.	☐	FOR	☐	AGAINST	☐	ABSTAIN

If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3 and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

[Important information contained on reverse side; please read.]

Dated:

Please sign in box.

Please sign name exactly as it appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

The signatory, having received the Notice of Meeting and Proxy Statement dated December 9, 2013, and Annual Report on Form 10-K, hereby appoints A. A. Molinaroli and J. D. Okarma, and each of them, proxies with power of substitution to vote for the signatory at the annual shareholders’ meeting of Johnson Controls, Inc., to be held on January 29, 2014, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.

This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 21, 2013. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

JOHNSON CONTROLS, INC.

PROXY

2014 Annual Meeting – January 29, 2014

Johnson Controls and other plan participants: If you are a participant in the Johnson Controls Savings and Investment (401k) Plan, the Trim Masters, Inc. Retirement Plan, the Johnson Controls Automotive Experience Production Employee Savings and Investment (401k) Plan, the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees, the Bridgewater LLC Profit Sharing Plan, the Johnson Controls Federal Systems Retirement Savings (401k) Plan, the Avanzar Interior, LLC Savings and Investment (401k) Plan, or the JCIM US, LLC Savings and Investment (401k) Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

The shares credited to your account in any above-referenced plan will be voted as directed. If no voting direction is indicated on your returned card, if the card is not signed, or if the card is not received by January 23, 2014, the plan shares credited to your account will be voted in the same proportion as directions received from other participants.

If your shares of Johnson Controls, Inc.’s Common Stock are registered in your name, and no voting direction is indicated on your returned card, the shares you hold will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.

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Proxy

toll-free in U.S. and Canada:
1-866-833-3382	www.proxypush.com/jci

Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.

Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website to create your electronic ballot.

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.